UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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Choice Hotels International, Inc.

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CHOICE HOTELS INTERNATIONAL, INC.

10750 COLUMBIA PIKE

SILVER SPRING, MARYLAND 20901

NOTICE OF ANNUAL MEETING

TO BE HELD MAY 5, 2011

To the shareholders of

CHOICE HOTELS INTERNATIONAL, INC.

You are cordially invited to attend the 2011 Annual Meeting of Shareholders of Choice Hotels International, Inc., a Delaware corporation (the “Company”), to be held in the Chesapeake Room at the Choice Hotels Learning Center, 10720 Columbia Pike, Silver Spring, Maryland on May 5, 2011, at 9:00 a.m., Eastern Time, for the following purposes:

1.	To elect three Class II directors from the three nominees listed in the attached proxy statement to hold office for a three-year term ending at the 2014 Annual Meeting of Shareholders or until their successors are elected and qualified;

2.	To hold an advisory vote approving executive compensation;

3.	To hold an advisory vote on the frequency of future advisory votes on executive compensation;

4.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011; and

5.	To transact other business properly coming before the Annual Meeting.

Shareholders who owned Common Stock as of the close of business on the record date of March 14, 2011, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment(s) or postponement(s) thereof. In order to have your shares represented at the meeting, you can vote your shares of Common Stock through any one of the following methods: (i) properly execute and return the enclosed proxy card; (ii) vote online; or (iii) vote by telephone. A list of the Company’s shareholders will be available for inspection at the office of the Company located at 10750 Columbia Pike, Silver Spring, Maryland, at least 10 days prior to the Annual Meeting.

By Order of the Board of Directors

CHOICE HOTELS INTERNATIONAL, INC.

Ron Parisotto Senior Vice President, General Counsel, Secretary & Chief Compliance Officer

March 31, 2011

Silver Spring, Maryland

PLEASE READ THIS ENTIRE PROXY STATEMENT CAREFULLY AND SUBMIT YOUR

PROXY BY COMPLETING AND MAILING THE ENCLOSED

PROXY CARD OR PROVIDE YOUR VOTING INSTRUCTIONS BY TELEPHONE OR INTERNET.

CHOICE HOTELS INTERNATIONAL, INC.

10750 COLUMBIA PIKE

SILVER SPRING, MARYLAND 20901

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

MAY 5, 2011

GENERAL INFORMATION

The Board of Directors (the “Board”) is soliciting your proxy for the 2011 Annual Meeting of Shareholders (the “Annual Meeting”). As a shareholder of Choice Hotels International, Inc., you have a right to vote on certain matters affecting the Company. This proxy statement discusses the proposals on which you are voting this year. Please read it carefully because it contains important information for you to consider when deciding how to vote. Your vote is important.

In this proxy statement, we refer to Choice Hotels International, Inc., as “Choice,” “Choice Hotels” or the “Company.”

The Company’s annual report on Form 10-K for the fiscal year ended December 31, 2010, is being mailed with this proxy statement. The annual report on Form 10-K is not part of the proxy solicitation material.

The Board of Directors is sending proxy material to you and all other shareholders on or about March 31, 2011. The Board is asking for you to vote your shares by completing and returning the proxy card, or by voting by telephone or Internet.

Shareholders who owned Common Stock as of the close of business on March 14, 2011 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment(s) or postponement(s) thereof. At the close of business on March 14, 2011, there were 59,468,795 outstanding shares of Common Stock.

TABLE OF CONTENTS

TABLE OF CONTENTS	2
QUESTIONS AND ANSWERS	3
PROPOSAL 1—ELECTION OF CLASS II DIRECTORS	8
Nomination	8
Family Relationships	8
Director Qualifications	8
BOARD OF DIRECTORS	10
Nominees	10
Continuing Directors	10
Board Recommendation...	11
CORPORATE GOVERNANCE	11
Board of Directors	11
Board Leadership Structure	12
Board’s Role in Risk Oversight	12
Director Independence	13
Corporate Governance Guidelines	13
Corporate Ethics Policy	14
Committees of the Board	14
Contacting the Board of Directors	17
Consideration of Director Candidates	17
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	18
EXECUTIVE COMPENSATION	21
Compensation Discussion & Analysis	21
Executive Summary	21
Roles of the Committee and Others in Compensation-Related Decisions	22
Overview of Executive Compensation Program	22
Basis for 2010 Compensation Decisions and Changes to 2010 Compensation Program	23
Highlights of 2010 Compensation Program	23
Elements of Named Executive Officer Compensation	24
Retirement Plans	31
Severance and Change in Control Arrangements	31
Tax Deductibility of Compensation	32
Board Compensation Committee Report on Executive Compensation	33
Summary Compensation Table	34
Grants of Plan-Based Awards for 2010	37
Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table	38
Outstanding Equity Awards at Year-End 2010	40
Option Exercises and Stock Vested for 2010	42
Pension Benefits for 2010	43
Non-qualified Deferred Compensation for 2010	44
Potential Payments upon Termination or Change of Control	45
Non-Executive Director Compensation for 2010	56
PROPOSAL 2—ADVISORY VOTE APPROVING EXECUTIVE COMPENSATION	57
PROPOSAL 3—ADVISORY VOTE ON FUTURE FREQUENCY OF THE ADVISORY VOTES ON EXECUTIVE COMPENSATION	58
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	59
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	60
AUDIT COMMITTEE REPORT	61
PROPOSAL 4—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	62
SHAREHOLDER PROPOSALS FOR 2012 ANNUAL MEETING	63
SHAREHOLDERS SHARING THE SAME LAST NAME AND ADDRESS	63
SOLICITATION OF PROXIES	63
OTHER MATTERS TO COME BEFORE THE MEETING	64

QUESTIONS AND ANSWERS

Q.	Who can vote at the Annual Meeting?

A.	Shareholders who owned Common Stock as of the close of business on March 14, 2011, may attend and vote at the Annual Meeting. Each share of Common Stock is entitled to one vote. There were 59,468,795 shares of Common Stock outstanding on March 14, 2011.

Q.	Why am I receiving this proxy statement?

A.	This proxy statement describes proposals on which we would like you, as a shareholder, to vote. It also gives you information on these proposals, as well as other information, so that you can make an informed decision.

Q.	What is the proxy card?

A.	The proxy card enables you to vote whether or not you attend the meeting. Even if you plan to attend the meeting, we encourage you to complete and return your proxy card before the meeting date in case your plans change. By completing and returning the proxy card, you are authorizing Stephen P. Joyce (the Company’s Chief Executive Officer) and Ervin R. Shames (the Company’s lead independent director) to vote your shares of Common Stock at the meeting, as you have instructed them on the proxy card, or in the absence of such instructions, in accordance with the recommendations of the Board of Directors.

If a proposal is properly presented for a vote at the meeting that is not on the proxy card, Messrs. Joyce and Shames will vote your shares, under your proxy, in their discretion.

Q.	On what issues am I voting?

A.	We are asking you to vote on:

•	Proposal 1—the election of three Class II directors from the three nominees named in this proxy statement.

•	Proposal 2— an advisory vote approving executive compensation.

•	Proposal 3— an advisory vote on the frequency of future advisory votes on executive compensation.

•	Proposal 4—the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

Q.	What is the difference between a record holder and a “street name” holder?

A.	If your shares of Common Stock are registered directly in your name, you are considered the holder of record with respect to those shares. If your shares of Common Stock are held in a brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the holder of record with respect to those shares, while you are considered the beneficial owner of those shares. In that case, your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using one of the methods described below.

Q.	How do I vote?

A.	If you are a record holder:

You may vote by mail: You may do this by completing and signing your proxy card and mailing it in the enclosed, prepaid and addressed envelope.

If you mark your voting instructions on the proxy card, your shares will be voted as you instruct.

If you do not mark your voting instructions on the proxy card, your shares will be voted:

•	for the election of the three named nominees for director,

•	for the advisory vote approving executive compensation,

•	every year for the proposal recommending the frequency of the advisory vote on executive compensation, and

•	for the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

You may vote by telephone: You may do this by calling toll-free 1-800-652-8683 on a touch-tone phone and following the instructions. You will need your proxy card available if you vote by telephone.

You may vote by Internet: You may do this by accessing www.envisionreports.com/chh and following the instructions. You will need your proxy card available if you vote by Internet.

You may vote in person at the meeting: We will pass out written ballots to anyone who wants to vote at the meeting. However, if you hold your shares in street name, you must request a proxy from your stockbroker in order to vote at the meeting.

If you are a “street name” holder:

If you hold your shares of Common Stock in street name, you must vote your shares through the procedures prescribed by your broker, bank, trust or other nominee. Your broker, bank, trust or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker, bank, trust or other nominee how to vote your shares. In many cases, you may be permitted to submit your voting instructions by Internet or telephone.

Q.	What does it mean if I receive more than one proxy card?

A.	It means that you have multiple accounts at the transfer agent or with brokerage firms. Please complete and return all proxy cards you may receive, or otherwise vote your shares by telephone or by Internet as described herein, to ensure that all of your shares are voted.

Q.	What if I change my mind after I vote?

A.	If you are a holder of record, you may revoke your proxy by any of the following means:

•	signing or submitting another proxy as provided herein with a later date,

•

sending us a written notice of revocation, which must be received prior to the Annual Meeting at the following address: Corporate Secretary, Choice Hotels International, Inc., 10750 Columbia Pike, Silver Spring, Maryland 20901, or

•	voting in person at the meeting.

If you are a street name holder, you may change your vote by complying with the procedures contained in the voting instructions provided to you by your broker, bank, trust or other nominee.

Q.	Will my shares be voted if I do not return my proxy card?

A.	If you are a record holder your shares will not be voted. If you are a street name holder, your brokerage firm, under certain circumstances, may vote your shares.

Brokerage firms have authority under the New York Stock Exchange (“NYSE”) rules to vote customers’ shares on certain “routine” matters if the customer has not provided the brokerage firm with voting instructions within a certain period of time before the meeting. A brokerage firm cannot vote customers’ unvoted shares on non-routine matters. Only Proposal Four is considered a routine matter under the NYSE rules.

Accordingly, if you do not instruct your brokerage firm how to vote your shares, your brokerage firm may not vote your shares on Proposals One, Two or Three. Likewise, your brokerage firm may either:

•	vote your shares on Proposal Four and other routine matters that are properly presented at the meeting, or

•	leave your shares unvoted as to Proposal Four and other routine matters that are properly presented at the meeting.

When a brokerage firm votes its customers’ unvoted shares on routine matters, these shares are counted to determine if a quorum exists to conduct business at the meeting. When a brokerage firm does not vote a customer’s unvoted shares, these shares are counted to determine if a quorum exists; however, they are not treated as voting on a matter.

We encourage you to provide instructions to your brokerage firm by giving your proxy. This ensures your shares will be voted at the meeting.

A purchasing agent under a retirement plan may be able to vote a participant’s unvoted shares. If you are a participant in the Choice Hotels Retirement Savings and Investment Plan or the Non-Qualified Retirement Savings and Investment Plan, the plan’s purchasing agent may vote the shares you hold under the plan if the purchasing agent does not receive voting instructions from you. The purchasing agent will vote your unvoted shares in the same proportion as all other plan participants vote their shares.

Q.	How many shares must be present to hold the meeting?

A.	To hold the meeting and conduct business, a majority of the Company’s outstanding shares as of the close of business on March 14, 2011, must be present in person or represented by proxy at the meeting. This is called a quorum.

Shares are counted as present at the meeting if the shareholder either:

•	is present and votes in person at the meeting, or

•	has properly submitted a proxy card, or voted their shares by telephone or Internet.

Q.	What are my voting choices when voting on the election of directors?

A.	You may vote either “for” or “withhold” your vote for each nominee.

If you give your proxy without voting instructions, your shares will be counted as a vote for each nominee.

Q.	How many votes must the nominees have to be elected as directors?

A.	Directors are elected by a plurality of votes cast in person or by proxy at the meeting. This means that the three nominees receiving the highest number of votes “for” will be elected as directors.

Q.	What happens if a nominee is unable to stand for election?

A.

The Board expects that each of the nominees will be available for election and willing to serve. If any nominee is unable to serve at the time the election occurs, the Board may reduce the number of directors or select a substitute nominee. In the latter case, if you have completed and returned your proxy card or voted by telephone or Internet, Stephen P. Joyce and Ervin R. Shames can vote your shares for a substitute nominee. They cannot vote for more than three nominees.

Q.	What are my voting choices when voting on the advisory vote approving executive compensation?

A.	You may vote either “for” or “against” the approval of the proposal, or you may “abstain” from voting.

If you give your proxy without voting instructions, your shares will be voted for approval of executive compensation.

Q.	How many votes are needed to approve the advisory vote approving executive compensation?

A.	The vote of a majority of the shares present in person or represented by proxy and voting on the matter is required to approve the proposal on executive compensation. The proposal is an advisory vote, which means that it is nonbinding on the Company. However, the Compensation Committee of the Board of Directors will take into account the outcome of the vote when considering future executive compensation decisions. Abstentions will have the effect of a vote against this proposal.

Q.	What are my voting choices when voting on the advisory vote on the frequency of future advisory votes on executive compensation?

A.	You may vote either “every year”, “every two years” or “every three years” for the frequency of future advisory votes on executive compensation, or you may “abstain” from voting.

If you give your proxy without voting instructions, your shares will be voted every year for the proposal on the frequency of future advisory votes on executive compensation.

Q.	How many votes are needed to approve the proposal on the advisory vote on the frequency of the advisory vote on executive compensation?

A.	The vote of a majority of the shares present in person or represented by proxy and voting on the matter is required to approve the advisory vote on the frequency of future advisory votes on executive compensation. However, the Board will consider the outcome of the vote when determining the frequency of future advisory votes on executive compensation. In addition, since shareholders have several voting choices for this proposal, it is possible that no single choice will receive a majority vote. However, the Board will consider the outcome of the vote when determining the frequency of holding future advisory votes on executive compensation. While the Board is making a recommendation with respect to this proposal, shareholders are being asked to vote on the choices specified on the proxy card, and not whether they agree or disagree with the Board’s recommendation. Abstentions will have the effect of a vote against the choices.

Q.	What are my voting choices when voting on the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011?

A.	You may vote either “for” or “against” the ratification, or you may “abstain” from voting.

If you give your proxy without voting instructions, your shares will be voted for the ratification.

Q.	How many votes are needed to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011?

A.	The vote of a majority of the shares present in person or by proxy and voting on the matter is required to ratify the appointment of PricewaterhouseCoopers LLP. Abstentions are not treated as voting on the matter.

Q.	Is my vote kept confidential?

A.	Proxy cards, telephone and Internet voting reports, ballots and voting tabulations identifying shareholders are kept confidential and will not be disclosed to Choice Hotels except as required by law.

Q.	Where do I find voting results of the meeting?

A.	We will announce preliminary voting results at the meeting. We will publish the final results on Form 8-K after the Annual Meeting. We will file that report with the Securities and Exchange Commission (“SEC”), and you can get a copy by contacting our Investor Relations Department at (301) 592-5026 or the SEC at (202) 551-8090 for the location of its nearest public reference room. You can also get a copy on the Internet through the SEC’s website at www.sec.gov.

Q.	How can I review the Company’s annual Form 10-K?

A.	The annual report of Choice Hotels on Form 10-K, including the financial statements and the schedules thereto is being mailed to you together with this proxy statement. You may also view the Form 10-K, as well the Company’s other proxy materials, on the website listed below. Click on the Investor Information link on the website. You may also view the Form 10-K through the SEC’s website at www.sec.gov.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDERS MEETING TO BE HELD ON MAY 5, 2011.

The Proxy Statement, the Company’s Annual Report on Form 10-K and other proxy materials are available at www.edocumentview.com/chh.

PROPOSAL 1—ELECTION OF CLASS II DIRECTORS

Nomination

The Company’s Certificate of Incorporation provides that the number of directors must be at least three but not more than 12, and is divided into three classes as nearly equal in number as possible. The exact number of directors within that range is determined from time to time by the Board of Directors and currently consists of nine members. The term of each class is three years, and the term of one class expires each year in rotation.

Three Class II directors are to be elected at the 2011 Annual Meeting, to hold office until the 2014 Annual Meeting of Shareholders, or until their successors are elected and qualified. The remaining directors will continue to serve the terms consistent with their class, as noted below.

The Board has nominated Stewart Bainum, Jr., Ervin R. Shames and Gordon A. Smith to serve as Class II directors for terms of three years, expiring at the 2014 Annual Meeting of Shareholders, or until their successors are elected and qualified. Each of the nominees is currently a member of our Board of Directors.

Family Relationships

The Chairman of the Board of Directors, Stewart Bainum, Jr., is the uncle of one of our directors, Scott A. Renschler. Other than the family relationship between Mr. Bainum and Dr. Renschler, there are no other familial relationships among our directors or executive officers.

Director Qualifications

The Board requires that its members possess the highest personal and professional integrity and be positioned to contribute to the Board’s effectiveness through their experience. The Board’s Corporate Governance and Nominating Committee regularly reviews the experience, qualifications, attributes and skills of each of the Board’s director nominees and continuing directors. The following is the Board’s assessment of the qualifications of each Board member that led the Committee to conclude that each Board nominee and continuing director is qualified to serve as a member of the Company’s Board:

Director Nominees

Stewart Bainum, Jr. Mr. Bainum’s long-standing relationship serving the Company provides the Board with a valuable historical perspective on the Company’s culture and direction that is important in the Board’s decisions concerning the Company’s future direction. In addition, his experience as the board chairman for a hospitality-based real estate development and management company allows Mr. Bainum to provide the Board with unique opinions and perspectives regarding development and operational issues that affect the Company’s hotel brands. Mr. Bainum’s previous service as Chairman of the Board of Manor Care, Inc. represents valuable, relevant experience in the duties of management and board leadership of a publicly-traded company.

Ervin R. Shames. Mr. Shames has expertise in management strategy that is valuable to the Board both as a resource for use in evaluating the management performance of the Company’s executive team, as well as for developing and fostering management initiatives and incentives within the Company. Mr. Shames’ experience as an executive of consumer products-based companies aligns well with the Board’s constant evaluation of the Company’s hotel brand performance and plans for brand development and enhancement. Mr. Shames’ background as a lecturer at the Darden School of Business exposed him to a variety of ideas and strategies in the area of business management which is valuable to the Board as a basis for enhancing or refining the Company’s management practices and corporate governance procedures.

Gordon A. Smith. Mr. Smith’s specific experience as an executive in the consumer services industry provides the Board with insight into trends, operations, practices and ideas in industries and markets that have a significant indirect impact on the Company’s core business of hotel franchising. The knowledge Mr. Smith gained during his tenure at American Express, where he played a vital role in managing a global brand and in developing partnerships and customer rewards programs, is valuable in helping the Board review advertising, branding and growth strategies.

Continuing Directors

Fiona P. Dias. Ms. Dias possesses extensive experience marketing and managing consumer and retail brands. Her experience with developing, implementing and assessing marketing plans and initiatives allows the Board to benefit from her marketing expertise when new marketing concepts designed to promote the Company’s hotel brands are considered by the Board. In addition, Ms. Dias’ e-commerce and digital marketing experience with a broad spectrum of brands aligns well with the Board’s need to review and assess the marketing strategies for each of the Company’s hotel brands.

Stephen P. Joyce. Because Mr. Joyce serves as the Company’s president and chief executive officer, he possesses unique insight and information related to both the Company’s day-to-day operations and its long- and short-term needs. Mr. Joyce’s immersion in all aspects of the Company’s business and operations provides a perspective on operational and strategic proposals under consideration by the Board that other directors rely upon in reviewing and approving matters before the Board. In addition, the Board benefits from Mr. Joyce’s insight into hotel development matters gained during his previous experience as an executive at Marriott International.

Scott A. Renschler, Psy.D. Dr. Renschler’s 16 years of experience as a member of the board of directors of Realty Investment Company, Inc. – historically and currently one of the Company’s largest shareholders – provides the Board with the unique perspective on Company matters of a large shareholder of the Company. In addition, because Realty’s ownership interests focus on hospitality and real estate investments other than in the Company, Dr. Renschler has previously encountered, discussed and made decisions as a board member regarding many of the industry-related issues that the Board regularly considers.

William L. Jews. Mr. Jews brings to the Board experience as the chief executive officer of large, service-oriented companies. The Board benefits from Mr. Jews’ unique ability to relate to and comprehend many of the operational issues before the Board. In addition, Mr. Jews’ executive experience was characterized by management of rapid company growth, which provides the Board with insight related to various strategic growth and development plans.

John T. Schwieters. Mr. Schwieters possesses an extensive background in tax, accounting and financial matters. This experience positions Mr. Schwieters well to serve as the chair of the Board’s Audit Committee as well as to generally provide the Board with opinions and advice related to the financial and risk-related components of various matters considered by the Board. The Board also values Mr. Schwieters’ continuing service on the audit committees of other publicly-traded companies as a means to provide comparative assessments of the Company’s overall reporting, internal control and risk management functions.

David C. Sullivan. Mr. Sullivan’s career of professional experience aligns with the Company’s focus in the hospitality industry. Mr. Sullivan’s service in a variety of executive roles with various hospitality and travel-related companies provides him with valuable experience concerning issues that are faced by our Company. In addition to his extensive experience in the hospitality industry, Mr. Sullivan’s current role as an advisor to the Kemmons Wilson School of Hospitality and Resort Management exposes him to a variety of new ideas and “best practices” in the hospitality industry which can be shared with the Company’s Board.

BOARD OF DIRECTORS

Nominees

Class II – Terms Expiring in 2011

Stewart Bainum, Jr., age 65, director from 1977 to 1996 and since 1997. Chairman of the Board of Choice Hotels International, Inc., from March 1987 to November 1996 and since October 1997; Director of the Board of Realty Investment Company, Inc., a real estate management and investment company, since December 2005 and Chairman from December 2005 through June 2009; Director of the Board of Sunburst Hospitality Corporation, a real estate developer, owner and operator, since November 1996 and Chairman from November 1996 through June 2009. He was a director of Manor Care, Inc., from September 1998 to September 2002, serving as Chairman from September 1998 until September 2001. From March 1987 to September 1998, he was Chairman and Chief Executive Officer of Manor Care, Inc. He served as President of Manor Care of America, Inc., and Chief Executive Officer of ManorCare Health Services, Inc., from March 1987 to September 1998, and as Vice Chairman of Manor Care of America, Inc., from June 1982 to March 1987.

Ervin R. Shames, age 70, director since 2002. An independent management consultant to consumer goods and services companies, advising on management and marketing strategy, since January 1995 and lecturer at the University of Virginia’s Darden Graduate School of Business from 1996 until 2008. From December 1993 to January 1995, Mr. Shames served as the Chief Executive Officer of Borden, Inc., and was President and Chief Operating Officer of Borden, Inc., from July 1993 until December 1993. He served as President and Chief Executive Officer of Stride Rite Corporation from 1990 to 1992, and then served as its Chairman, President and Chief Executive Officer until 1993. From 1967 to 1989, he served in various management positions with General Foods and Kraft Foods. Mr. Shames serves as a director of Online Resources Corporation and Select Comfort Corporation.

Gordon A. Smith, age 52, director since 2004. Chief Executive Officer, Chase Card Services, JP Morgan Chase since 2007. President, Global Commercial Card Group for American Express Travel Related Services, Inc., from 2005 to 2007. President of Consumer Card Services Group for American Express Travel Related Services, Inc., from September 2001 to 2005 and Executive Vice President of U. S. Service Delivery from March 2000 to September 2001. Mr. Smith joined American Express in 1978 and held positions of increasing responsibility within the company. His prior positions include serving as Senior Vice President in charge of the American Express Service Center in Phoenix and Senior Vice President of Operations and Reengineering for the Latin America and Caribbean region, as well as senior positions in the U.S. Credit and Fraud operations, at Amex Life Insurance Company and in the international card and Travelers Cheque businesses.

Continuing Directors

Class III – Terms Expiring 2012

Fiona P. Dias, age 45, Director since 2004. Executive Vice President, Strategy & Marketing, GSI Commerce, Inc., a provider of e-commerce and digital marketing solutions, since February 2007. Executive Vice President and Chief Marketing Officer, Circuit City Stores, Inc., from May 2005 to August 2006. Senior Vice President positions at Circuit City from November 2000 to April 2005. Prior to 2000, Ms. Dias held senior marketing positions with PepsiCo, Inc., Pennzoil-Quaker State Company, and The Procter & Gamble Company. She serves as a director of Advance Auto Parts, Inc. In the past five years, Ms. Dias has also served as a director of Lifetime Brands, Inc.

Stephen P. Joyce, age 51, director since April 2008. President and Chief Executive Officer of Choice Hotels International, Inc. since June 2008 and President and Chief Operating Officer of Choice Hotels International, Inc., from May 2008 to June 2008. Prior to joining the Company, he was employed by Marriott International, Inc. as Executive Vice President, Global Development/Owner and Franchise Services, from 2005 until April 2008 and Executive Vice President, Owner and Franchise Services/North American Full Service Development from 2003 until 2005.

Scott A. Renschler, Psy.D., age 41, director since February 2008; clinical psychologist in private practice since July 2007. Since 1993, he has served as a member of the board of directors of the Commonweal Foundation, Inc. He is also a director, since 2000, of the Mental Wellness Foundation; President of the board of trustees of the Crisis Clinic since 2009 and Trustee of the Crisis Clinic since 2007. He served as a director of Realty Investment Company, Inc. from 1993 until 2008.

Class I – Terms Expiring 2013

William L. Jews, age 59, director from 2000 to 2005 and since March 2006. President and Chief Executive Officer of CareFirst, Inc. from January 1998 to December 2006. Previously, he served as President and Chief Executive Officer of CareFirst of Maryland, Inc. and Group Hospitalization and Medical Services, Inc. and served as Chief Executive Officer of Blue Cross Blue Shield of Delaware. He was formerly President and Chief Executive Officer of Blue Cross Blue Shield of Maryland, Inc., from April 1993 until January 1998. Mr. Jews is Chairman of The Ryland Group, Inc., Fortress International Group, Inc. and Camden Learning Corporation. In the past five years, Mr. Jews has also served as a director of MBNA Corporation and Ecolab, Inc.

John T. Schwieters, age 71, director since 2005. Senior Advisor of Perseus LLC since 2009 and Vice Chairman of Perseus LLC from April 2000 until 2009; Managing Partner of Arthur Andersen’s Mid-Atlantic region 1989 to 2000; head of Arthur Andersen’s tax practice from 1974 to 1989. Mr. Schwieters is a director of the Danaher Corporation and Smithfield Foods, Inc. In the past five years, Mr. Schwieters has also served as a director of Manor Care, Inc. and Union Street Acquisition Corp.

David C. Sullivan, age 71, director since March 2006. Chairman of the advisory board for the Kemmons Wilson School of Hospitality and Resort Management at the University of Memphis since 2004; Director of Winston Hotels, Inc. from January 1998 until July 2007; Chairman of the Advisory Board of CoachQuote.com from June 2004 to 2005; Chairman, Chief Executive Officer and Co-founder of ResortQuest International from 1997 to November 2003; Executive Vice President and Chief Operating Officer for Promus Hotel Corporation from 1993 to 1997; Senior Vice President, Hotel Group, for Promus Companies, Inc., from 1990 to 1993; Chief Executive Officer, McNeill Sullivan Hospitality Corp. from 1985 to 1990. Prior to 1985 he held various management positions with Holiday Inns, Inc., and American Express Co. In the past five years, Mr. Sullivan has also served as a director of Winston Hotels, Inc. and John Q. Hammons Hotels, Inc.

Board Recommendation

The Board recommends a vote FOR each of the Class II nominees.

CORPORATE GOVERNANCE

Board of Directors

The Board is responsible for overseeing the overall performance of the Company. Members of the Board are kept informed of the Company’s business primarily through discussions with the Chairman, the Chief Executive Officer and other members of the Company’s management, by reviewing materials provided to them and by participating in Board and committee meetings.

In 2010, the Board held 5 meetings and each director attended at least 75% of all meetings of the Board and the standing committees of the Board on which he or she served. The Company requires that all Board members attend the Annual Meeting. In 2010, all of the then current Board members attended the Annual Meeting. The non-management members of the Board are required to meet at least once a year in executive session without management. Mr. Shames, the lead independent director, chairs these meetings. Five such meetings were held in 2010.

The Board has adopted Corporate Governance Guidelines, a Corporate Ethics Policy, and charters for each of its standing committees, including the Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee, and Diversity Committee, each of which is discussed further below. Each of these documents is included in the investor relations section of the Company’s website at www.choicehotels.com.

Board Leadership Structure

The Board is led by the Chairman, Mr. Bainum, who has served in this role for more than 21 years. The benefits of Mr. Bainum’s leadership of the Board stem both from Mr. Bainum’s long-standing relationship and involvement with the Company, which provides a unique understanding of the Company’s culture and business, as well as his on-going role as the Board’s primary day-to-day contact with the Company’s senior management team, which ensures that a constant flow of Company-related information is available to the Board as a whole. This flow of communication enables Mr. Bainum to identify issues, proposals, strategies and other considerations for future Board discussions and to assume the lead in many of the resulting discussions during Board meetings.

The Company has elected to separate the positions of Chairman (held by Mr. Bainum) and chief executive officer (held by Mr. Joyce). Although Mr. Joyce serves as a member of the Board, we believe that Mr. Bainum’s status as Chairman provides for a meaningful division of leadership between the Company and the Board.

In addition to this division of leadership between Chairman and CEO, leadership is further enhanced on the Board based on the Board’s annual election of a lead independent director. In light of the Company and Board leadership roles held by Mr. Bainum and Mr. Joyce, the Board believes that it is important to maintain a Board leadership position that is held by an “independent” director. Currently, Mr. Shames serves as the Board’s lead independent director. In his role as lead independent director, Mr. Shames serves as chairman of “executive session” meetings in which Mr. Bainum and Mr. Joyce (as well as Dr. Renschler) do not participate. The goal and purpose of these meetings chaired by Mr. Shames is to permit the non-management and independent members of the Board to freely discuss issues or concerns related to Company and Board performance, including issues or concerns related to Company or Board leadership. The Board meets regularly in executive session. Five such meetings were held in 2010. In addition to chairing the executive sessions, the lead independent director manages the Board’s review of the CEO’s performance, coordinates activities of the independent directors and performs any other duties assigned by the Board.

Board’s Role in Risk Oversight

The Board administers its risk oversight function through two primary mechanisms: (1) through the adoption and enforcement of Board policies and procedures intended to require the full Board to discuss, address and approve or disapprove certain items determined by their nature to involve various risks requiring Board consideration, and (2) through the efforts of the Board’s Audit Committee, which focuses on the particular risks to the Company that arise out of financial reporting.

The Board’s primary role in risk oversight is to establish and maintain effective policies and procedures that serve to highlight or expose critical risks. The Board has adopted a set of Board policies applicable to various transactions involving the Company and its directors, officers and employees that the Board has determined are likely to involve a potentially high degree of risk, and therefore are appropriately reviewable by the full Board. For these transactions, the Company is required to obtain Board approval, which provides the Board with an opportunity to discuss the transaction and attendant risk, prior to becoming binding on the Company. These transactions requiring prior Board approval include transactions above certain limits, certain lending arrangements, litigation settlements, and related party transactions. In addition to the full Board’s role in risk oversight, different committees of the Board play a role in overseeing risks attendant to the committee’s particular area of focus. For instance, the Compensation Committee assumes primary responsibility for risk oversight as it relates specifically to the Company’s compensation policies and practices, and the Corporate Governance and Nominating Committee and Diversity Committee are empowered to raise risks or potential risks brought to the Committee’s attention to the full Board for discussion. In addition, as discussed below, the Board’s Audit Committee has specific functions and responsibilities that generally relate to the risk oversight function.

The general functions of the Audit Committee are as set forth under the heading “Committees of the Board – Audit Committee”. As a result of the Committee’s performance of these functions, it is often provided with access to reports and analysis (either internally generated or created by the Company’s independent accountants) relating to issues or concerns that, because of the potential for exposure to risk, the Committee determines to be proper for additional review and discussion. Often, these discussions may remain within the Audit Committee, if, after discussions with the Company’s Chief Executive Officer, Chief Financial Officer, Controller, and other relevant Company employees, the result of the review is a determination by the Audit Committee that the identified potential for risk is being adequately addressed by the Company. In certain circumstances, the Audit Committee may determine (either initially after identification of the potential risk or after a preliminary review conducted by the Audit Committee) that certain risks or potential risks be referred to the full Board for discussion.

Director Independence

The Board currently has nine directors, a majority (six) of whom the Board has determined to be “independent” under the listing standards of the NYSE. The independent directors are Fiona P. Dias, William L. Jews, John T. Schwieters, Ervin R. Shames, Gordon A. Smith and David C. Sullivan.

In determining director “independence,” the Board applies the standards as set forth in the listing standards of the NYSE and additional independence standards adopted by our Board as follows:

•

No director can be “independent” until five years following the termination or expiration of a director’s employment with the Company, rather than three years as currently required under the NYSE rules;

•

No director can be “independent” who is, or in the past five years has been, affiliated with or employed by a present or former outside auditor of the Company until five years after the end of either the affiliation or the auditing relationship, rather than three years as currently required under the NYSE rules; and

•	No director can be “independent” if he or she in the past five years has been part of an interlocking directorate, rather than three years as currently required under the NYSE rules.

Corporate Governance Guidelines

The Corporate Governance Guidelines, adopted by the Board of Directors, are a set of principles that provide a framework for the Company’s corporate governance. The main tenets of the Guidelines are:

•	Create value for shareholders by promoting their interests;

•	Focus on the future, formulate and evaluate corporate strategies;

•	Duty of loyalty to the Company by Directors;

•	Annual Chief Executive Officer evaluation by independent directors;

•	Annual approval of three-year strategic plan and one-year operating plan or as the Board deems necessary in the event there are no material changes to the strategic and operating plans then in effect;

•	Annual assessment of Board and committee effectiveness by the Corporate Governance and Nominating Committee;

•	Directors are required to reach and maintain ownership of $175,000 of Company stock;

•	Directors attendance expectations; and

•	Annual report of succession planning and management development by Chief Executive Officer.

Corporate Ethics Policy

The Board of Directors has established a Corporate Ethics Policy to aid each director, officer and employee of the Company (including the Chief Executive Officer, Chief Financial Officer and Controller) and its subsidiaries in making ethical and legal decisions in his or her daily work. The Company intends to post amendments to or waivers from the Corporate Ethics Policy (to the extent applicable to the Chief Executive Officer, Chief Financial Officer and Controller) on the Company’s website.

Committees of the Board

The standing committees of the Board of Directors are the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee and the Diversity Committee. The charters for each of these committees were revised in February 2009 and are included in the investor relations section of the Company’s website at www.choicehotels.com. All of the current members of each of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee are independent, as required by the committee charters and the current listing standards of the NYSE and the rules of the SEC, as applicable.

The following provides a description of certain functions, current membership and meeting information for each of the Board committees for 2010.

Compensation Committee

Under the terms of its charter, the Compensation Committee discharges the Board’s responsibilities relating to compensation of the Company’s executives through the following functions, among others:

•	Overseeing the administration of the Company’s equity compensation plans and authorizing equity awards thereunder;

•	Reviewing and approving the compensation of executive officers;

•	Setting the compensation for the non-employee members of the Board of Directors;

•	Reviewing bonus and incentive plans, pensions and retirement;

•	Reviewing other employee benefit plans and programs;

•	Reviewing the Company’s succession plan and management development;

•	Self-evaluating annually;

•	Setting criteria and guidelines for performance of the Chief Executive Officer;

•	Assessing performance of the Chief Executive Officer against performance objectives; and

•	Overseeing and assisting the Company in preparing the Compensation Discussion and Analysis and producing the annual Committee report for the Company’s proxy statement.

During 2010, at the direction of the Chairman of the Compensation Committee, Mr. Joyce our President and Chief Executive Officer, prepared and distributed to Committee members meeting agenda, consultant-provided compensation related information and Company reports and data in preparation for Committee meetings. In addition, in conjunction with the Committee Chairman, he prepared and presented specific compensation proposals to the Committee, including Mr. Joyce’s respective assessment of individual executive officer performance and recommended compensation amounts. See the “Compensation Discussion and Analysis”

section below for more information on Mr. Joyce’s role in recommending the compensation paid to our Named Executive Officers (as defined below in “Compensation Discussion & Analysis”) in 2010. None of our executive officers determined or recommended the amount or form of non-employee director compensation.

In accordance with its charter, the Committee has the authority to retain, terminate and approve professional arrangements for outside compensation consultants to assist the Committee. During 2010, the Compensation Committee retained Mercer USA (“Mercer”) to provide various compensation-related services and assistance. Mercer provided reports for the Board’s meetings in February, September, and December updating executive compensation trends in executive compensation regulatory rulings, Director Compensation, and Stock Ownership Guidelines. During 2010, the Company paid Mercer $92,164 for compensation consulting services related to these engagements.

Three affiliates of Mercer, Marsh USA (“Marsh”), Seabury & Smith, Inc. (“Seabury”) and Kroll Associates, Inc. (“Kroll”) are currently engaged by the Company. Marsh has been the Company’s insurance broker and risk advisor since September 2008; Seabury provides (and has, since August 2009 provided) the Company with administrative services relating to the Company’s franchisees and Kroll has, from time to time, since 2005 provided the Company with various investigative and background reports. In 2010, the Company paid Marsh aggregate fees equal to $150,000 and paid Seabury aggregate fees equal to $98,670. The Company did not make any payments to Kroll during 2010. When each of Marsh, Seabury and Kroll were initially retained by the Company to provide their respective services, the Company’s General Counsel approved the engagement. Neither the Board nor any committee thereof was involved in the decision to engage Marsh, Seabury or Kroll, and prior to the decision to engage Mercer, the Compensation Committee was not advised of Marsh’s, Seabury’s or Kroll’s relationship with Mercer, or asked to approve the Company’s maintenance of its existing business relationship with Marsh, Seabury or Kroll.

In 2010, the Committee consisted of Ervin R. Shames, Chair, Gordon A. Smith, David C. Sullivan and Fiona P. Dias. The Committee met four times during 2010.

While the charter authorizes the Committee to delegate its responsibilities to subcommittees, to date, the Committee has not delegated any of its responsibilities in this manner.

Audit Committee

Under the terms of its charter, the Audit Committee assists the Board to fulfill its oversight responsibilities with respect to the Company’s auditing, accounting and financial reporting processes generally. The Committee discharges these duties through the following functions, among others:

•	Conferring separately with the Company’s independent accountants and internal auditors regarding their responsibilities;

•	Reviewing reports of the Company’s independent accountants and internal auditors and annual and quarterly reports for filing with the SEC;

•	Reviewing reports of the Company’s independent accountants concerning financial reporting processes and internal controls;

•	Establishing and monitoring a complaints procedure regarding accounting and auditing matters;

•	Pre-approving all audit and non-audit services provided by the Company’s independent accountants;

•	Self-evaluating annually;

•	Determining the selection, compensation and appointment of the Company’s independent accountants and overseeing their work;

•	Reviewing the Company’s policies with respect to risk management; and

•	Reviewing with the Chief Executive Officer and Chief Financial Officer, the Company’s disclosure controls and procedures.

In 2010, the Committee consisted of John T. Schwieters, Chair, Ervin R. Shames, David C. Sullivan and William Jews. The Committee met nine times during 2010. The Board has determined that Mr. Schwieters is qualified as an audit committee financial expert within the meaning of SEC regulations. Furthermore, each member of the Committee has accounting and related financial management expertise within the meaning of the listing standards of the NYSE.

Corporate Governance and Nominating Committee

Under the terms of its charter, the Corporate Governance and Nominating Committee assists the Board to determine the composition of the Board and its committees and oversee the Company’s corporate governance through the following functions, among others:

•	Recommending to the Board a set of Corporate Governance Guidelines;

•	Determining the size and composition of the Board;

•	Self-evaluating annually;

•	Engaging search firms and recommending candidates to fill new positions or vacancies on the Board;

•	Determining actions to be taken with respect to directors who are unable to perform their duties;

•	Setting the Company’s policies regarding the conduct of business between the Company and any other entity affiliated with a director; and

•	Monitoring and making recommendations to the Board concerning matters of corporate governance.

In 2010, the Committee consisted of John T. Schwieters, Chair, William Jews and Ervin R. Shames. The Committee met two times during 2010.

Diversity Committee

Under the terms of its charter, the Diversity Committee seeks to assist and oversee management in its development of a culture that values people and the diversity of thought and the differences they bring to the business and to further efforts to develop a workforce, franchise and vendor base that is reflective of the community in which the Company does business. The Committee seeks to achieve these goals through the following functions, among others:

•	Overseeing management in programs and initiatives oriented toward assuring equality of opportunities in all facets of the Company’s business; and

•	Reviewing efforts by management to increase the diversity of the Company’s workforce.

In 2010, the Committee consisted of Fiona P. Dias, Chair, Gordon A. Smith, William L. Jews and Scott A. Renschler. The Committee met two times during 2010.

Contacting the Board of Directors

Shareholders or other interested parties may contact an individual director, the lead independent director of the Board of Directors, or the independent directors as a group by the following means:

Mail:	Choice Hotels International, Inc. 10750 Columbia Pike Silver Spring, MD 20901 Attn: Board of Directors

E-Mail:	board@choicehotels.com

Each communication should specify the applicable addressee or addressees to be contacted, as well as the general topic of the communication. The Company will initially receive and process communications before forwarding them to the addressee. The Company generally will not forward to the directors a shareholder communication that it determines to be primarily commercial in nature or relates to an improper or irrelevant topic, or that requests general information about the Company.

Consideration of Director Candidates

The Corporate Governance and Nominating Committee administers the process for nominating candidates to serve on the Company’s Board of Directors. The Committee recommends candidates for consideration by the Board as a whole, which is responsible for appointing candidates to fill any vacancy that may be created between meetings of the shareholders and for nominating candidates to be considered for election by shareholders at the Company’s Annual Meeting.

The Board has established selection criteria to be applied by the Corporate Governance and Nominating Committee and by the full Board in evaluating candidates for election to the Board. These criteria include: (i) independence, (ii) integrity, (iii) experience and sound judgment in areas relevant to the Company’s business, (iv) a proven record of accomplishment, (v) willingness to speak one’s mind, (vi) the ability to commit sufficient time to Board responsibilities, (vii) the ability to challenge and stimulate management, and (viii) belief in and passion for the Company’s mission and vision. The Committee also periodically reviews with the Board the appropriate skills and characteristics required of Board members in the context of the current membership of the Board. This assessment includes considerations such as diversity, age and functional skills in relation to the perceived needs of the Board from time to time.

The Corporate Governance and Nominating Committee uses a variety of methods to identify potential nominees for election to the Board, including consideration of candidates recommended by directors, officers or shareholders of the Company. When reviewing and recommending candidates to join the Board, the Corporate Governance and Nominating Committee considers how each prospective new member’s unique background, experience and expertise will add to the Board’s overall perspective and ability to govern the Company. While the Committee has not established any formal diversity policy to be used to identify director nominees, the Committee recognizes that a current strength of the Board stems from the diversity of perspective and understanding that arises from discussions involving individuals of diverse background and experience. When assessing a Board candidate’s background and experience, the Committee takes into consideration all relevant components, including, but not limited to, a candidate’s gender and cultural and ethnic status. The Committee may also use one or more professional search firms or other advisors to assist the Committee in identifying candidates for election to the Board.

The Corporate Governance and Nominating Committee will consider director candidates recommended by shareholders and evaluate them using the same criteria as applied to candidates identified through other means, as set forth above. Shareholders seeking to recommend a prospective candidate for the Committee’s consideration should submit the candidate’s name and qualifications, including the candidate’s consent to serve as a director of the Company if nominated by the Committee and so elected by mail to: Corporate Secretary, Choice Hotels International, Inc., 10750 Columbia Pike, Silver Spring, Maryland 20901.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

This table shows how much Company Common Stock is owned by (i) each director of the Company, (ii) the Company’s Named Executive Officers (as defined below in “Compensation Discussion & Analysis”), (iii) all executive officers and directors of the Company as a group and (iv) all persons who are known to own beneficially more than 5% of the Company’s Common Stock, as of February 28, 2011 (unless otherwise noted). Unless otherwise specified, the address for each of them is 10750 Columbia Pike, Silver Spring, Maryland 20901.

Name of Beneficial Owner	Common Stock Beneficially Owned(1)		Right to Acquire(2)	Unvested Restricted Stock(3)	Percentage of Shares Outstanding(4)
Stewart Bainum, Jr.	11,163,084	(5)(6)	—	—	18.77	%(5)(6)
Fiona P. Dias	15,523		—	6,486	*
William L. Jews	17,035		—	6,486	*
Stephen P. Joyce	28,634		229,190	77,992	*
Scott A. Renschler	322,004	(5)(7)	—	6,486	*
John T. Schwieters	16,766		—	6,486	*
Ervin R. Shames	35,548		—	6,486	*
Gordon A. Smith	18,299		—	6,486	*
David C. Sullivan	12,861		—	6,486	*
Bruce N. Haase	16,140		124,882	51,126	*
Patrick S. Pacious	7,533		51,195	20,154	*
David A. Pepper	29,875		104,962	20,270	*
David L. White	16,850	(8)	80,094	10,691	*
All Directors and Executive Officers as a Group (16 persons)	11,631,391		595,583	246,035	21.98%
Principal Stockholders
Barbara J. Bainum	10,366,480	(5)(9)	—	—	17.43%
Bruce D. Bainum	12,084,667	(5)(10)	—	—	20.32%
Roberta D. Bainum	11,227,268	(5)(11)	—	—	18.88%
Stewart W. Bainum	8,675,852	(5)(12)	—	—	14.59%
Todd S. Renschler	6,968,168	(5)(13)	—	—	11.72%
Baron Capital Group, Inc.	5,244,253	(14)	—	—	8.82%
Realty Investment Company, Inc.	6,821,574	(5)(15)	—	—	11.47%
T Rowe Price Associates, Inc.	5,336,396	(16)	—	—	8.97%
Christine A. Shreve.	4,123,800	(5)(17)	—	—	6.94%

*	Less than 1%.
1	Includes shares: (i) for which the named person has sole voting and investment power, (ii) for which the named person has shared voting and investment power, and (iii) shares held in an account under the Choice Hotels Retirement Savings and Investment Plan (401(k) Plan) or the Choice Hotels Non-qualified Retirement Savings and Investment Plan. Does not include: (i) shares that may be acquired through stock option exercises within 60 days or (ii) unvested restricted stock holdings, each of which is set out in separate columns.
2	Shares that can be acquired through stock option exercises within 60 days of February 28, 2011.
3	Shares subject to a vesting schedule, forfeiture risk and other restrictions.
4	Percentages are based on 59,460,553 shares outstanding on February 28, 2011, plus, for each person, the shares which would be issued assuming that such person exercises all options it holds which are exercisable within 60 days, as such number of shares are reported under the “Right to Acquire” column.
5

Because of SEC reporting rules, shares held by Realty Investment Company, Inc. (“Realty”), a real estate management and investment company, and certain Bainum and Renschler family entities are attributed to Realty, Christine A. Shreve and more than one of the Bainums and Renschlers included in this table because Realty, Ms. Shreve and such named Bainums and Renschlers have shared voting or dispositive control.

Realty, Ms. Shreve, and members of the Bainum and Renschler families (including various partnerships, corporations and trusts established by members of the Bainum and Renschler families) in the aggregate have the right to vote 30,604,197 shares, approximately 51.4% of the outstanding shares of Company common stock on February 18, 2011.

6	Includes 3,354,860 shares owned by the Stewart Bainum, Jr. Declaration of Trust of which Mr. Bainum, Jr. is the sole trustee and beneficiary. Also includes 6,821,574 shares owned by Realty in which Mr. Bainum, Jr.’s trust owns voting stock and has shared voting authority; 978,482 shares owned by Mid Pines Associates Limited Partnership (“Mid Pines”), in which Mr. Bainum, Jr.’s trust is managing general partner and has shared voting authority; also includes 8,168 shares, which Mr. Bainum, Jr. has the right to receive upon termination of his employment with the Company pursuant to the terms of the Company’s retirement plans.
7	Includes 189,728 shares owned by the Scott Renschler Declaration of Trust, of which Dr. Renschler is the sole trustee and beneficiary; and 120,849 shares owned by the BBB Trust J, a trust for the benefit of Dr. Renschler’s cousins for which he serves as trustee. Also includes 11,427 shares Dr. Renschler is entitled to under the Company’s non-employee director plan. 146,261 of the shares owned by the Scott Renschler Declaration of Trust are held in a margin account subject to a pledge.
8	Includes 5,500 shares held in a cash management account which includes an overdraft feature.
9	Includes 1,292,840 shares owned by the Barbara Bainum Declaration of Trust of which Ms. Bainum is the sole trustee and beneficiary; and 1,175,000 shares owned by Shadow Holdings, LLC of which Ms. Bainum and trusts for her benefit are the sole members. Also includes 978,482 shares owned by Mid Pines, in which Ms. Bainum’s trust is a general partner and has shared voting authority; and 6,821,574 shares owned by Realty, in which Ms. Bainum’s trust owns voting stock and has shared voting authority. Also includes 98,584 shares owned by trusts for the benefit of Ms. Bainum’s nephews of which Ms. Bainum is the trustee. Ms. Bainum’s address is 8171 Maple Lawn Blvd., #375, Fulton, Maryland 20759.
10	Includes 2,606,721 shares owned by the Bruce Bainum Declaration of Trust of which Dr. Bainum is the sole trustee and beneficiary; and 1,516,000 shares owned by Posadas Holdings, LLC of which Dr. Bainum and trusts for his benefit are the sole members. Also includes 978,482 shares owned by Mid Pines, in which Dr. Bainum’s trust is a general partner and has shared voting authority; and 6,821,574 shares owned by Realty, in which Dr. Bainum’s trust owns voting stock and has shared voting authority. Also includes 161,890 shares owned by trusts for the benefit of Dr. Bainum’s adult children of which Dr. Bainum is the trustee. Dr. Bainum’s address is 8171 Maple Lawn Blvd., #375, Fulton, Maryland 20759.
11	Includes 1,817,724 shares owned by the Roberta Bainum Declaration of Trust of which Ms. Bainum is the sole trustee and beneficiary; and 1,430,000 shares owned by Sweetwater Holdings, LLC of which Ms. Bainum and trusts for her benefit are the sole members. Also includes 978,482 shares owned by Mid Pines, in which Ms. Bainum’s trust is a general partner and has shared voting authority; and 6,821,574 shares owned by Realty, in which Ms. Bainum’s trust owns voting stock and has shared voting authority. Also includes 179,488 shares owned by trusts for the benefit of Ms. Bainum’s adult children of which Ms. Bainum is the trustee. Ms. Bainum’s address is 8171 Maple Lawn Blvd., #375, Fulton, Maryland 20759.
12	Includes 3,858,056 shares held directly by the Stewart Bainum Declaration of Trust, of which Mr. Bainum is the sole trustee and beneficiary; 224,399 shares owned by Cambridge Investment Co., LLC in which Mr. Bainum is the sole Class A member; and 60,000 shares owned by Dinwiddie Enterprises, Inc. (FKA Edelblut Associates, Inc.), a private investment company in which Mr. Bainum’s trust owns all the stock. Also includes 4,533,397 shares owned by the Jane L. Bainum Declaration of Trust, the sole trustee and beneficiary of which is Mr. Bainum’s wife. Mr. Bainum’s address is 8171 Maple Lawn Blvd., #375, Fulton, Maryland 20759.
13	Includes 146,594 shares owned by the Todd Renschler Declaration of Trust of which Dr. Renschler is the sole trustee and beneficiary. Also includes 6,821,574 shares owned by Realty for which Dr. Renschler serves as a director and in which his trust owns stock. Dr. Renschler’s address is 8171 Maple Lawn Blvd., #375, Fulton, Maryland 20759.

14	The Company is relying on the Schedule 13G, filed on February 14, 2011, by Baron Capital Group, Inc. (“BCG”), BAMCO, Inc., Baron Capital Management, Inc. (“BCM”), Ronald Baron and Baron Growth Fund (“BGF”). According to this filing, BCG beneficially owns 5,194,053 shares, BAMCO, Inc. beneficially owns 4,796,300 shares, BCM beneficially owns 417,753 shares, Ronald Baron beneficially owns 5,244,253 shares and BGF beneficially own 3,000,000. These reporting persons disclaim beneficial ownership to the extent these shares are held by their investment advisory clients and not directly by the reporting persons. The address for the reporting persons is 767 Fifth Avenue, New York, New York 10153.
15	Realty is controlled and owned by members of the Bainum family, including Stewart Bainum, Jr., Barbara Bainum, Bruce Bainum, Roberta Bainum and Todd Renschler. Realty’s address is 8171 Maple Lawn Blvd., #375, Fulton, Maryland 20759. Christine A. Shreve is an officer and director of Realty.
16	The Company is relying on the Schedule 13G filed on February 14, 2011, by T. Rowe Price Associates, Inc. According to this filing, T. Rowe Price beneficially owns 5,336,396 shares. The address for the reporting person is 100 E. Pratt Street, Baltimore, Maryland 21202.
17	Includes 2,800 shares owned by Ms. Shreve jointly with her husband; 1,175,000 shares owned by Shadow Holdings, LLC, an LLC owned by Barbara Bainum for which Ms. Shreve is managing member and has shared voting authority; 1,516,000 shares owned by Posadas Holdings, LLC, an LLC owned by Bruce Bainum for which Ms. Shreve is managing member and has shared voting authority and 1,430,000 shares owned by Sweetwater Holdings, LLC, an LLC owned by Roberta Bainum for which Ms. Shreve is managing member and has shared voting authority. Ms. Shreve’s address is 8171 Maple Lawn Blvd., #375, Fulton, Maryland 20759.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis (CD&A) describes each element of compensation that we pay or award to our named executive officers (NEOs). This CD&A includes a description of the principles underlying our executive compensation philosophy and our executive compensation decisions during our 2010 fiscal year, and provides our analysis of these policies and decisions. It is also intended to provide a context for the data we present in the compensation tables and related footnotes below, as well as the narratives that accompany the compensation tables.

For purposes of this CD&A and the compensation tables and narratives that follow, the NEOs for 2010 are:

1. Stephen P. Joyce	President and Chief Executive Officer;
2. David L. White	Senior Vice President, Chief Financial Officer and Treasurer;
3. Bruce Haase	Executive Vice President, Global Brands, Marketing, & Operations;
4. David A. Pepper	Senior Vice President, Global Development;
5. Patrick Pacious	Senior Vice President, Corporate Development & Information Technology

Effective February 21, 2011, Mr. Pacious was promoted to the position of Executive Vice President, Global Strategy, Distribution & Technology.

Executive Summary

The core principle of Choice’s executive compensation program continues to be pay for performance, and this principle forms the foundation of all of our decisions regarding executive compensation. Choice uses a combination of fixed and variable compensation programs to reward and incentivize strong performance, and to align the interest of our executives with the Company’s shareholders. The framework of our executive compensation program includes the features described in this CD&A, including several new or modified features implemented in 2010 to better link executive pay to the Company’s performance.

In 2010, despite a challenging economic environment, we delivered solid financial results, including:

•	Total revenues increased $31.9 million or 6% to $596.1 million for the year ended December 31, 2010 compared to the same period of the prior year;

•	Operating income increased 9% or $12.7 million from the same period of the prior year;

•	Diluted earnings per share increased from $1.63 for the year ended December 31, 2009 to $1.80 for the current year;

•	Domestic unit and room growth increased 1.8% and 1.3%, respectively from December 31, 2009;

•	Domestic system-wide revenue per available room increased 2.8% and the effective royalty rate increased 4 basis points for full year 2010; and

•	Returned value to shareholders through a combination of dividends and share repurchases totaling $43.8 million and $8.7 million, respectively during the year ended December 31, 2010.

Our executive team, including the NEOs, contributed to our solid financial performance in 2010 by achieving key 2010 performance goals and performance priorities and making key strategic decisions. The compensation awarded to our NEOs in 2010 reflects this performance. As described in more detail below, the Company’s solid financial performance resulted in enhancements to NEO compensation, as particularly evident in the receipt by each NEO of a short-term incentive payment for 2010 well-above targeted levels based on the Company achieving higher than forecasted earnings in 2010.

Beyond the Company’s 2010 short-term, absolute performance, our executive team’s strong historical performance is evidenced by the fact that the Company’s three year trailing shareholder returns as of December 31, 2010 ranked in the top quartile of the Company’s peer group described below, reflecting the Company’s strong performance relative to the peer group of companies. This performance has resulted in the creation of value for all of the Company shareholders including the NEOs during this period, and is reflected in our NEO compensation which, for each NEO in 2010, was approaching or fell within the top quartile relative to overall compensation for similar executive positions within our peer group.

We believe that our current executive compensation program and philosophy is providing and will continue to provide our executive team with the appropriate mix of short-term and long-term incentives to continue achieving solid financial performance in the future.

Roles of the Committee and Others in Compensation-Related Decisions

Role of the Compensation Committee

The Compensation Committee (the Committee) of the Board sets the Company’s compensation principles that guide the design of compensation plans and programs for our executive officers. The Committee is charged with establishing, implementing and continually monitoring the Company’s executive compensation and succession planning programs. In carrying out its responsibilities, the Committee endeavors to achieve and to maintain an executive comprehensive package that is both fair and competitive in furtherance of the Company’s ultimate goal to increase shareholder value. For 2010, the Chair of the Committee was Ervin R. Shames and the other members were Gordon A. Smith, David C. Sullivan, William L. Jews (served from January through April 2010), and Fiona Dias (began serving in April 2010).

Role of Management

At the direction of the Chairman of the Committee, management may prepare and distribute to Committee members agenda, meeting materials and Company data in preparation for Committee meetings. In addition, in conjunction with the Committee Chairman, management may prepare and present specific compensation proposals to the Committee, including the CEO’s assessment of individual executive officer (including NEO) performance and any recommended compensation actions. For Committee matters and activities, management is typically represented by the Company’s senior Human Resources executive. For 2010, Patrick Cimerola, Senior Vice President, Human Resources and Administration, held that responsibility.

Role of Compensation Consultant

In accordance with its charter, the Committee has the authority to retain, terminate and approve professional arrangements for outside compensation consultants to assist the Committee. From time to time, the Committee may request that management discuss with consultants certain proposed compensation-related initiatives. In 2009, the Committee retained Mercer as a compensation consultant to conduct a comprehensive comparative market review of the Company’s executive compensation program and policies (the Mercer Report). The Mercer Report was the basis for the Committee’s decisions in late 2009 to implement changes to the Company’s compensation program that took effect in 2010. In 2010, Mercer was retained by the Compensation Committee to provide advice regarding Board member compensation, stock ownership guidelines, legislative updates and executive compensation trends and provide market data on revised job positions.

Overview of Executive Compensation Program

Choice’s executive compensation philosophy focuses on linking each executive’s total compensation (comprised of both cash and non-cash compensation components that are described in more detail below) to corporate and individual performance. Choice’s compensation program reflects our belief that executive talent is attracted to a company that recognizes and rewards performance, and that high performing executives create shareholder value. In selecting and rewarding executives, the Company intends to continue its practice of providing direct accountability for individual, shared and organizational results for each executive, and ensuring that the rewards are commensurate with the contributions and results delivered for shareholders.

Consistent with the philosophy noted above, the compensation program has been designed to achieve the following objectives:

•

Provide a mix of salary and annual short- and long-term incentive compensation at competitive levels, as appropriate for public companies of our size, to enable the recruitment and retention of highly qualified executives;

•	Link pay to corporate and individual performance to encourage and reward excellence and contributions that further Choice’s success;

•

Align the interests of executives with those of our shareholders through grants of equity-based compensation that, coupled with our stock ownership guidelines, provide significant ongoing executive ownership of our Company; and

•	Foster long-term focus required for success in the hospitality industry through equity incentives that vest over time.

Basis for 2010 Compensation Decisions and Changes to 2010 Compensation Program

After the Committee reviewed the Mercer Report, the Committee approved a number of changes to the Company’s executive compensation philosophy and program that resulted in changes to each executive’s compensation package for 2010. Consistent with the recommendations within the Mercer Report, these adjustments related to identification and use of peer groups, mix of compensation elements, and severance agreement and retirement plan terms and conditions.

Consistent with prior practice, comparative market information is not used by the Committee to “benchmark” the amount of total compensation or any specific element of compensation, comparative market information has been and will continue to be reviewed by the Committee as a general reference and guide to assist the Committee with its decisions related to executive compensation. For certain of our executives whose titles and functional roles are widely identified and utilized, including Messrs. Joyce, White and Haase, and other executives that may from time to time be identified by the Committee, the Company defines its competitive market using a combination of a peer group of similarly-sized or situated organizations in the hospitality and franchise industries. Effective for 2010 compensation decisions, the Committee, with Mercer’s assistance, selected a peer group consisting of: Ameristar, Carrolls Restaurant, CKE Restaurants, DineEquity, Gaylord, Great Wolf, Interstate, Morgans Hotel, Panera Bread, Pinnacle, Red Robin, Sonic, Vail Resorts and Wendy’s/Arby’s. For other executives (including Messrs. Pepper and Pacious of our NEOs) whose titles and functional roles do not have reasonably comparable titles and roles across the peer group of companies, the comparative market information reviewed by the Committee is nationally published compensation survey data from the broad hospitality industry taking company size into consideration.

As part of the Committee’s changes to our executive compensation program for 2010, target total compensation for our executives (which consists of all forms of compensation, benefits and perquisites) was adjusted to increase the percentage of total compensation tied to total direct compensation (which consists of base salary, short-term incentives, and long-term equity incentives) and decrease the percentage of total remuneration tied to benefits (which consists of perquisites and other benefits). This adjustment was intended to increase the portion of overall compensation that is tied to Company and executive performance.

Highlights of 2010 Compensation Program

As discussed in more detail below, a number of strategic changes were made to our executive compensation program for 2010 with the goal of strengthening our focus on pay for performance. Below are the major compensation design changes that applied to our NEOs during fiscal 2010:

•	The creation of shared short-term objectives among our executives to align performance throughout the organization;

•	A change in the target compensation mix for our executives, placing more emphasis on direct and variable compensation and less on benefits and perquisites;

•	The elimination of guaranteed above market earnings on certain non-qualified deferred compensation;

•	The suspension of future vesting and benefits accrual in the Company’s Supplemental Employee Retirement Plan, or SERP;

•

A renewed focus on strategic utilization of equity grants that may be recommended at the CEO’s discretion to members of the executive team for the purpose of rewarding extraordinary executive performance; and

•	The reduction of certain severance benefits under the Company’s severance benefit policy.

The Compensation Committee with the assistance of management continues to focus on providing a competitive total remuneration package while ensuring such programs achieve our objective of increasing shareholder value.

Elements of Named Executive Officer Compensation

The Company’s executive compensation program consists of four elements: base salary; short-term cash incentives; long-term equity incentives; and perquisites and other personal benefits. As part of the Mercer Report, these four elements were reviewed for their competitiveness compared to the peer groups. Based on this review, management recommended and the Committee approved shifting more of the total compensation mix to long-term incentives and reducing executive benefits. Each executive’s precise pay mix will vary by position and the variance will generally be based on each executive’s impact on operational performance, with those having a greater impact on performance generally having more pay at risk in the form of long-term incentives. The Committee believes this shift will provide a stronger tie to the Company’s pay for performance focus.

The largest component of total compensation for our NEOs, as well as our executive officers generally, continues to be in the form of long-term equity incentive compensation. The Committee believes that tying the greatest portion of total compensation to long-term equity incentives furthers the objectives of aligning executives’ interests with those of shareholders and focusing executive attention on the Company’s long-term prospects. By focusing our executives on long-term success, we believe that our compensation program also helps focus our executives on the potential risks facing the business.

Base Salary

We believe the primary purpose of base salaries is to provide a level of fixed compensation that is competitive enough to attract and retain highly qualified executives. From its review of the Mercer Report, the Committee concluded that the base salary of each of the NEOs was sufficiently competitive with the exception of Mr. White. In response, effective January 1, 2010, Mr. White’s base salary was increased by 18.18% to $325,000. Also, during 2010, Mr. Joyce made recommendations to the Committee to increase the base salaries of Messrs. Haase and Pacious based on Mr. Haase’s assumption of substantial additional responsibilities previously within the ambit of the eliminated position of Chief Marketing Officer and Mr. Pacious’ assumption of substantial additional responsibilities previously within the ambit of the eliminated position of Chief Information Officer. Effective January 1, 2010, base salary adjustments were given to Mr. Haase (11.11%) and Mr. Pacious (20.0%), inclusive of their annual merit increase. The Committee approved a 3.23% merit increase for Mr. Joyce. The Committee also approved a 2.5% merit budget for 2010 for the remaining executives, including Mr. Pepper.

The chart below lists the base salary of each NEO as of December 31, 2010.

Named Executive Officer	Base Salary (as of December 31, 2010)
Joyce	$800,000
White	$325,000
Haase	$400,000
Pepper	$308,000
Pacious	$300,000

Short-Term Incentives

Short-Term Incentive Targets

The Company has established a short-term incentive program called the Management Incentive Plan (MIP), pursuant to which each NEO has a target incentive opportunity equal to a percentage of their respective bonus eligible earnings that is actually paid in the calendar year. For Mr. Joyce, the exact percentage is set forth in his employment agreement. For the remaining NEOs, the exact percentage has been established by the Committee based on recommendations from Mercer. Based on the analysis from Mercer in the Mercer Report, the Committee approved a revision to Mr. White’s incentive target from 50% to 55% effective January 1, 2010. The targets for the other NEOs remained the same from 2009 to 2010. The target bonus levels for each of the NEOs for calendar year 2010 are presented below:

Named Executive Officer	2010 Target Short-Term Incentive
Joyce.	100% of Eligible Earnings
White	55% of Eligible Earnings
Haase	55% of Eligible Earnings
Pepper	50% of Eligible Earnings
Pacious	50% of Eligible Earnings

Short-Term Incentive Practices

Upon the recommendation of Mr. Joyce and due to the Committee’s belief that the MIP design has been successful in incenting and rewarding the NEOs from year-to-year, in December 2009, the Committee approved the same general MIP design for calendar year 2010 as was in place in previous years. The 2010 MIP was structured to pay the target bonus level for each NEO upon achievement of an established earnings per share (EPS) as a primary goal, and to pay a varying percentage of the target for EPS performance above or below the annual goal as follows:

•	no payment unless the Company achieves the minimum performance level, or 90% of the EPS goal ($1.485 per share);

•	payment equal to 50% of the target award for achievement of 90% of the EPS goal ($1.485 per share);

•	payment equal to 100% of the target award for achievement of the target performance level ($1.65 per share);

•	payment equal to 200% of the target award for achievement of the maximum performance level, or 120% of the EPS goal ($1.98 per share); and

•	payment is interpolated between these values depending on actual EPS results.

Consistent with prior years, the Committee chose EPS as the objective performance measure for the Company’s 2010 MIP in order to provide a direct link between Company performance and shareholder value. The Committee believes that EPS also provides an easily understood and clearly reported number that allows for clear comparison with internal as well as external performance metrics. The EPS target for the 2010 plan payout at 100% of target was $1.65, which was recommended to the Committee by Mr. Joyce in December 2009 based on the Company’s Board-approved 2010 business plan.

The level of achievement of the EPS target, combined with each NEO’s established target incentive percentage, is the primary driver of each NEO’s annual incentive payment for the year. However, for each NEO, the incentive plan payout may be further adjusted based on an assessment of each officer’s degree of achievement of certain pre-determined performance objectives for the year. For Mr. Joyce, this assessment is conducted by the Committee. For the other NEOs, the assessment is approved by the Committee based on the recommendations of Mr. Joyce. These performance objectives, where applicable, are based in part upon a qualitative evaluation of performance, but can also include quantifiable measures such as franchisee/customer satisfaction and Revenue Per Available Room (RevPAR) improvement, in addition to other relevant measures. Individual performance may result in an adjustment of the incentive payout of up to 20% (increase or decrease). For 2010, the Committee required that in addition to standard individualized objectives, shared performance objectives be part of the objectives for the NEOs and other senior executives. The Committee believes that establishing shared objectives will create stronger alignment throughout the Company.

The 2010 annual incentive for Mr. Joyce was based upon the level of attainment of the EPS goal, with a potential adjustment of up to 20% (increase or decrease) based on the shared goals of the Company’s executive team. The Committee believes that the Chief Executive Officer’s annual incentive, if any, should be predominately tied to the EPS delivered to our shareholders. The Chief Executive Officer has the primary responsibility for this goal. The potential adjustment incentive for Mr. Joyce differs from that of the other NEOs in that it only includes executive shared goals and does not include any individual/divisional objectives.

Because cash incentive compensation is tied to a final determination of the Company’s EPS, the payments are typically finalized and paid in February following the year in which the cash incentive was earned.

Short-Term Incentive Results

The Company’s announced EPS in 2010 was $1.80 per share. Pursuant to the MIP, EPS may be adjusted at the discretion of the Committee for certain non-recurring items. During December 2008, the Committee approved standard plan adjustments related to costs required to be accounted for in accordance with (i) Accounting Standards Codification (“ASC”) No. 712–“Compensation – Nonretirement Postemployment Benefits” and (ii) ASC No. 420–“Exit or Disposal Cost Obligations” (the “Standing Adjustment Items”). As part of the Committee’s 2008 approval, it determined that any future adjustments to EPS related to Standing Adjustment Items made by the Company would not need additional Committee approval. For 2010, the adjustment to EPS attributable to the Standing Adjustment Items was $0.01. In addition to the Standing Adjustment Items, the Committee made an additional adjustment to 2010 EPS by reducing the attained EPS by $0.05 related to approximately $3.3 million of unplanned income tax benefits. Based on the Standing Adjustment Items as well as the exclusion of unplanned income tax benefits, EPS for 2010 incentive plan determination purposes was $1.76, which resulted in a incentive payout at 130% of the target.

As discussed above, the amount of each NEO’s short-term incentive is subject to potential further adjustment based on the assessment of the NEO’s achievement of the pre-determined performance objectives. For 2010 annual incentive payments, no performance objective assessment for any NEO resulted in a material increase or decrease in the payout established by the Company’s 2010 EPS.

Long-Term Incentives

Equity Grant Targets

The Committee believes that annual awards of long-term equity are imperative to foster the long-term focus of the Company’s executives required for success in the hospitality industry.

In order to determine the 2010 actual equity award value for each participating NEO other than Mr. Joyce, consistent with prior years, each executive generally receives an equity value based upon a multiplier of the officer’s base salary for the prior year. Each officer’s multiplier is established based on guidelines contained in Mercer’s 2009 study that take into account an executive’s title, reporting status and scope of responsibilities. Mr. Cimerola provided a range of potential values to Mr. Joyce to assist him in making recommendations to the Committee for stock option and restricted stock awards, with minimum, target, and maximum values set forth for each officer. The ranges were determined based on the Committee’s previously retained compensation consultant.

For Mr. Joyce, pursuant to his employment agreement, the grant date fair value of his annual equity awards is required to be at least two times his current salary level, which as of January 1, 2010, resulted in a value of $1,550,000.

Based on the Committee’s review of the Mercer Report, Mr. White’s target changed from 100% to 125% of base salary effective January 1, 2010. Award targets for the other NEOs remained the same from 2009 to 2010.

The following table sets forth the equity award value targets for each applicable NEO and their base salary as of January 1, 2010:

Named Executive Officer	Base Salary	Target Award Value as a Percentage of Salary	Aggregate Annual Equity Award Value at Target
Joyce	$775,000	200%	$1,550,000
White	$325,000	125%	$406,250
Haase	$400,000	125%	$500,000
Pepper	$300,000	100%	$300,000
Pacious	$300,000	100%	$300,000

For the actual equity awards made to each applicable NEO in 2010, see the Grants of Plan-Based Awards Table.

For 2010, the Committee approved annual equity awards for each NEO (excluding Mr. Joyce) based on a combination of stock options, performance-vested restricted stock units (PVRSUs) and service-based restricted stock (RS), with stock options targeted at 50%, PVRSUs targeted at 25%, and RS targeted at 25%. In previous years, the Company’s executives were typically granted long-term incentives comprised 75% of stock options and 25% of restricted stock (either PVRSUs or RS), but for 2010, the Committee believed that in light of the level of recent turnover at the executive level, that 25% of the value of each executive’s long-term grants should be tied to PVRSUs, which the Committee believed would incentivize the executives on performance in a manner similar to stock options, but also would provide the more predictable value of restricted shares. The allocation of Mr. Joyce’s equity awards was based upon his a formulation established in his employment agreement.

Equity Grant Practices

Annual equity awards to the NEOs are typically granted by the Committee at its February meeting (except for Mr. Joyce, whose awards are typically granted at the February Board meeting which is usually held the day following the February Committee meeting). The exercise price of each stock option awarded to the Company’s executives is the closing price of the Company’s stock on the date of grant. The Company prohibits the repricing of stock options.

As discussed in the preamble to the Grants of Plan-Based Awards Table, the number of shares subject to the stock option portion of the equity award granted to each officer is based on the Black Scholes option-pricing model. See the preamble to the Grants of Plan-Based Awards Table for more information on how the Company determines the actual number of shares subject to each type of equity award.

Since 2006, the Company has typically granted PVRSUs to our executives instead of RS to further align compensation and the cumulative contribution of these executives to increasing the Company’s performance, as they are the individuals most responsible for this performance. Similar to the structure of the Company’s annual incentive/cash bonus plan, 50% of the PVRSU award will vest if the threshold (90% of target) EPS growth is obtained, and 200% of the award will vest if the maximum (120% of target) EPS growth is obtained. The number of PVRSUs that actually vest during any performance period award will range from 0% to 200% of the initial grant based on our three-year cumulative EPS performance as compared to the target EPS goal for the period. We believe it is appropriate to structure our PVRSUs in a manner similar to our annual incentive plan similarly because both types of incentives are designed to achieve a similar purpose – performance growth – over their respective periods. Because disclosure of the cumulative EPS targets for the ongoing performance periods could easily be used in a competitively harmful way by our franchisees, potential franchisees and other third parties, we are not disclosing our actual PVRSU EPS targets until the end of the respective performance periods. However, in determining the cumulative EPS target for each performance period, the Committee considered and approved management’s recommendation based on the Company’s projected target growth under our strategic plan over the relevant time period.

Equity Performance Results

After reviewing the potential value worksheet prepared by Mr. Cimerola, Mr. Joyce recommended that, except for Messrs. Pepper and Pacious, each participating NEO should receive 2010 equity awards valued at the target/midpoint level of the range of potential grant values for each type of award. Mr. Joyce recommended to the Committee that Messrs. Pepper and Pacious should receive 2010 equity awards valued at the high end of the range of potential grant values in recognition of their increased responsibilities assumed during 2009. The Committee accepted all of Mr. Joyce’s recommendations.

The chart below shows the actual stock options, PVRSUs, and RS granted to each NEO.

Name	Base Salary	LTI Guideline % of Salary	# of Options			# of PVRSU			# of Restricted Stock			TOTAL GRANT
			Grant Based on Black Scholes of $9.976						Grant Based on FMV of $32.60
		Midpoint	(50% of Total Award Value)			(25% of Total Award Value)			(25% of Total Award Value)			Value	% of Base
			Midpoint	Shares	Value	Midpoint	Shares	Value	Midpoint	Shares	Value
Joyce, Stephen P	$775,000	200%	N/A	100,241	$1,000,004	N/A	15,338	$500,019	N/A	15,338	$500,019	$2,000,042	258%
White, David L	$325,000	125%	20,361	20,535	$204,857	3,115	3,067	$99,984	3,115	3,130	$102,038	$406,879	125%
Haase, Bruce	$400,000	125%	25,060	25,060	$249,999	3,834	3,758	$122,511	3,834	3,834	$124,988	$497,498	124%
Pacious, Patrick S	$300,000	100%	15,036	15,157	$151,206	2,301	2,831	$92,291	2,301	2,889	$94,181	$337,678	113%
Pepper, David A	$300,000	100%	15,036	15,157	$151,206	2,301	2,831	$92,291	2,301	2,889	$94,181	$337,678	113%

The chart below shows additional grants made to some or all of the NEOs in 2010. Specifically and as further described below, these grants relate to (1) discretionary performance grants made with recommendation of the CEO, and (2) a one-time retention grant of RS.

As discussed below, effective December 31, 2009, the Company suspended certain retirement benefits that were previously made available to our executives as a retention incentive. In acknowledgement of this reduction, and for comparable retention purposes, the Board in February approved a one-time grant of RS to the affected executives with the aggregate value of the RS awards not to exceed $1,400,000. The allocation was determined by the Committee and based in part on the potential loss of the SERP benefit (which was based upon length of the executive’s service) and in part on the Committee’s evaluation of each executive’s performance, performance potential, and existing total compensation. The RS awards vest in full four years after the grant date.

To further enhance individual executive performance and further support the Company’s pay for performance philosophy, the Board, in December of 2009 encouraged Mr. Joyce to recommend to the Board grants of stock option awards not to exceed $500,000 in the aggregate, to members of the executive team. The allocation of these awards was recommended by Mr. Joyce, based on his assessment of a number of factors including, but not limited to, individual performance, leadership, and commitment to the Company’s cultural values. For 2010, Mr. Joyce recommended that Messrs. White, Pacious and Pepper receive extraordinary performance grants and the Board awarded grants to those individuals in accordance with Mr. Joyce’s recommendations. Mr. White’s extraordinary performance grant was based on his management over EPS, Mr. Pacious’s grant was based on his increased responsibility over the Company’s information technology operations, and Mr. Pepper’s grant was based on his domestic sales initiatives.

	Extraordinary Performance Grant		1-Time Retention Grant
	Grant Based on Black Scholes of $9.976		Grant Based on FMV of $32.60
	Recommendation		Recommendation
Name	Options	Value	Shares	Value
Joyce, Stephen P	0	$0	15,338	$500,019
White, David L	7,334	$73,154	4,601	$149,993
Haase, Bruce	0	$0	12,270	$400,002
Pacious, Patrick S	9,778	$97,545	4,601	$149,993
Pepper, David A	9,778	$97,545	7,669	$250,009

During 2010, previously granted PVRSUs vested for Messrs. Haase and Pepper. These PVRSUs were granted in 2007, with the 3-year cumulative EPS target set at $5.46 for the performance period 2007-2009. The actual 3-year cumulative EPS was $5.18 or 94% of the target. Upon vesting, Mr. Haase received 1,047 shares and Mr. Pepper received 1,400 shares. Messrs. Joyce, White, and Pacious did not receive this grant as they were not eligible executives at the time of the 2007 grant.

Share Ownership Guidelines

Consistent with our compensation objectives, the Company believes that its executive officers individually, and as a group, should have a significant ownership stake in the Company. Thus, in December 2003, the Board established executive share ownership guidelines that became effective on January 1, 2004.

In September 2010, the Committee approved revised stock ownership guidelines which updated the ownership multiple and provided clearer compliance language. Under the revised guidelines, each NEO must attain ownership of qualifying shares with a multiple of the executive’s then-current base salary over a designated period of time. The market value of Company shares that each executive is required to attain are as follows:

Named Executive Officer	Stock Ownership Multiple
Joyce	Five times current base salary
White	Three times current base salary
Haase	Three times current base salary
Pepper	Three times current base salary
Pacious	Two times current base salary

These ownership targets must be met within five years of becoming subject to the guidelines. When ownership guidelines increase as a result of a change in title, the five-year period re-commences on January 1st of the year immediately following the change of title. Stock ownership counting towards satisfaction of the guidelines includes:

•	Stock purchased on the open market by the executive;

•	Stock obtained through stock option exercises;

•	Stock obtained through Choice’s 401(k) Retirement Savings and Investment Plan or Non-Qualified Retirement Savings and Investment Plan;

•	Stock obtained pursuant to Choice’s Employee Stock Purchase Plan;

•	Restricted stock issued by Choice (whether or not vested), including time-based restricted stock, performance vested restricted stock and performance-based restricted stock; and

•	Stock beneficially owned in trust or by immediate family members residing in the same household.

If an executive does not attain the ownership levels within the prescribed grace period and thereafter maintain such ownership levels, the Committee may:

•

Require the transfer of up to fifty percent (50%) of such executive’s payment under the Management Incentive Plan into the form of Choice stock and/or adjust the amount or composition of any future cash or equity compensation to assist such executive to attain the level of ownership required by the guidelines;

•	Restrict such executive from selling or otherwise disposing of Choice stock until he or she has attained the required ownership levels;

•	Forego the future grant of any equity awards to such executive; or

•	Take any such other actions reasonably designed to assist or enable such executive to satisfy the guidelines.

The applicable NEOs must meet specified exemption criteria or obtain permission before selling stock that would result in their holding dropping below the guideline requirements. The Committee formally reviews the stock ownerships of the executives at least annually, and typically monitors ownership target attainment at each scheduled meeting.

As of December 2010, each of the NEOs has attained the required ownership levels for their positions, although Messrs. Joyce, White, and Pacious are still within their respective five-year windows for acquiring shares sufficient to satisfy their current respective ownership guidelines.

Perquisites and Other Personal Benefits

Flexible Perquisites Plan.    Certain executive officers, including each of the NEOs, are eligible to receive certain benefits not available to other full-time employees. In 2000, the Company established a Flexible Perquisites Plan in connection with our efforts to recruit and retain certain key executives at that time. The plan design and covered expenses were based on our review at that time of competitive market information and how the Committee believed other companies structured their flexible perquisites program.

Pursuant to the Company’s Flexible Perquisites Plan, each NEO and certain other executives are eligible to receive an aggregate amount of reimbursement that may be used by the executive officers for any of the following personal benefits: financial and estate planning, legal services, supplemental life insurance premiums, club membership dues, certain health care expenses and child care expenses. The reimbursement amount for each NEO is based on the executive’s title, reporting status and scope of responsibilities. The amounts applicable to each category of executive have not increased under the Plan since 2003. These reimbursements represent taxable income to the executive; however, pursuant to the plan, the Company pays any associated tax. In the event that an executive incurs reimbursable costs that are less than the aggregate reimbursable amount, the difference is not paid to the executive or carried forward to the next year. We believe the cost to the Company to provide this plan, and any associated tax gross up expense, is minimal compared to the goodwill and retention benefits the program offers.

In 2010, the aggregate amount of reimbursement available to each NEO under the Flexible Perquisites Plan was as set forth below. The level of benefits available under the Flexible Perquisites Plan were below those provided by other companies, as evidenced by the competitive market information reviewed at the time.

Officer	2010 Eligible Reimbursement
Joyce	$31,800
White	$15,000
Haase	$15,000
Pepper	$15,000
Pacious	$15,000

For actual amounts reimbursed to each officer under the Flexible Perquisites plan during 2010, see the All Other Compensation Table.

Other Personal Benefits.    In addition to the Flexible Perquisites Plan, the Company offers our officers and members of the board the Company’s “Stay at Choice” program which provides reimbursements for nightly room charges when staying at the Company’s franchised properties for non-business related travel. The Company grosses up any associated taxes incurred from utilizing this program. Through the “Stay at Choice” program, the Company seeks to encourage our senior executives to use our hotels when traveling on personal matters as they are the best source of input and feedback as to the value and consistency of our product. There is no limit on an executive’s use of this plan during the year, for the reasons set forth above.

In addition to participation in the Flexible Perquisites Plan, Mr. Joyce’s employment agreement provides for an annual car allowance, initial and annual fees at a dining and/or recreational club of his choosing, and personal use of the aircraft leased by the Company for up to 25 flight hours per year (increasing to 33 flight hours per year beginning in 2011). Based on recruitment negotiations with Mr. Joyce and with the Committee giving due consideration to market terms at the time, Mr. Joyce’s employment agreement initially provided that the Company was required to gross up any associated taxes to Mr. Joyce in connection with these benefits. Effective January 1, 2011, however, Mr. Joyce’s right to receive these tax gross up benefits has been terminated.

Each of the NEOs other than Mr. Joyce are also given an annual car allowance. For the aggregate cost to the Company for each of the perquisites or other personal benefits described above, see the All Other Compensation column of the Summary Compensation Table below.

Retirement Plans

The Company offers our executives, including each of the NEOs, a retirement package comprised of various nonqualified retirement plans. We believe the combination of these retirement plans is reasonable and competitive and that these plans encourage retention of our executives and reward them for long, continued service to the Company. We provide the non-qualified plans due to the regulatory limits on the amount of compensation that can be contributed to qualified retirement plans in any given year. We believe these limits leave higher-paid executives without competitive retirement income replacement. Accordingly, we believe the nonqualified plans are a vital part of an executive’s financial planning to bridge the divide between Social Security and retirement income.

In December 2009, the Mercer Report concluded that the Company’s executive retirement benefits were above the Company’s peers. As a result, several changes were enacted, effective December 31, 2009:

•	The guaranteed return of Moody’s + 3% was eliminated for future contributions to the Executive Deferred Compensation Plan (EDCP).

•	The Supplemental Executive Retirement Plan (SERP) benefit was frozen in terms of participation, benefit accrual and vesting.

For more information on these plans, see the Change in Pension Value and All Other Compensation columns of the Summary Compensation Table below, as well as the Pension Benefits and Non-Qualified Deferred Compensation Tables and accompanying narratives below.

Severance and Change in Control Arrangements

Each of the NEOs is entitled to receive various payments and continued benefits upon various triggering events. For Mr. Joyce, these arrangements are set forth in an employment agreement, and for Mr. Haase, a non-competition, non-solicitation and severance benefit agreement. For the remaining executives, these arrangements are prescribed by the Choice Hotels International Severance Benefit Plan which is applicable to all of the Company’s employees who do not otherwise have an employment agreement or severance agreement with the Company. The terms of the severance provisions and benefits in each of these agreements and the Choice Severance Benefit Plan were based on what the Committee believed was competitive with market at the time of adoption. In addition, Mr. Joyce’s employment agreement was based on recruitment negotiations with the Committee giving due consideration to market terms at the time.

In connection with the management succession process that was completed during 2008, the Company entered into an employment agreement with Mr. Joyce on March 20, 2008, which was subsequently amended on April 30, 2008 and September 16, 2010, the terms of which were based upon arms-length negotiations. Mr. Joyce’s employment agreement contains severance benefits following constructive termination and termination following a change in control.

In 2007, the Compensation Committee approved a form of executive non-competition, non-solicitation and severance benefit agreement to be offered to certain senior executives (the “Standard Executive Form of Severance Benefit Agreement”). The Standard Executive Form of Severance Benefit Agreement provides for 18 months of severance and termination benefits in the event of termination without cause or constructive termination. The Standard Executive Form of Severance Benefit Agreement also provides, upon certain termination events, for a non-compete and non-solicitation period following termination. The Committee felt that these new severance, non-competition and non-solicitation provisions were typical within our industry and were reasonable and enforceable. In addition, the Standard Executive Form of Severance Benefit Agreement approved by the Committee provides for severance payments upon termination of an executive following a change in control (i.e., a “double trigger”) equal to a lump sum payment of 200% of his or her base salary and annual bonus. At the time of the Committee’s approval of the “double trigger”, 200% was chosen as it was consistent with other executives’ employment agreements in place at that time and the Committee desired to treat all senior vice presidents equally.

In 2007, the Company entered into the Severance Benefit Agreement with Mr. Haase. This agreement contained terms consistent with the Standard Executive Form of Severance Benefit Agreement.

Except for existing or future executives who have or who negotiate a severance agreement or a written employment agreement that contains a severance provision, severance will be determined in accordance with the Choice Severance Benefit Plan that is generally applicable to all employees of the Company. This plan provides for severance compensation in certain events, but does not include non-competition or non-solicitation restrictions. The plan’s severance benefit level for executives is 5 weeks of severance pay for each year of service, with a minimum of 6 months and capped at 70 weeks (or 14 years of service).

Mr. Joyce’s employment agreement and Mr. Haase’s severance benefit agreement contain provisions granting severance payments upon termination following a change in control. These provisions were adopted to ensure that these executives will not be tempted to act in their own interests rather than the interests of the Company’s shareholders in the event the Company is considering a change in control transaction. These executives may lose their ability to influence the Company’s performance after a change in control and may not be in a position to earn incentive awards or vest in equity awards, and thus might be biased against such a transaction. These provisions are designed to make any transaction neutral to the executives’ economic interests. With respect to the severance payments and continuation of benefits upon a constructive termination or termination without cause, outside of a change in control, the Committee believed these provisions ensure executives who are unexpectedly terminated for reasons outside of their control are appropriately compensated and provided for during a limited period of time following termination.

Tax Deductibility of Compensation

Section 162(m) of the Code imposes a $1 million ceiling on tax-deductible compensation paid to the Chief Executive Officer and the next three most highly compensated executive officers (other than the CFO) who are employed as of the end of the year. Certain types of compensation are only deductible if performance criteria are set and shareholders have approved the compensation arrangements. The Company believes that while it is generally in the best interest of shareholders to structure compensation plans so that compensation is deductible under Section 162(m), there may be times when the benefit of the deduction would be outweighed by other corporate objectives, such as the need for flexibility.

Service-based restricted stock awards are generally not tax deductible under Section 162(m); however, our PVRSUs and PBRSUs are fully deductible for Section 162(m) purposes and thus all equity awards to our NEOs in 2008 through 2010, other than the restricted stock awards, are fully deductible under Section 162(m).

BOARD COMPENSATION COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

Recommendation

The Compensation Committee of the Company has reviewed and discussed the following Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based upon such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement.

THE COMPENSATION COMMITTEE

Ervin R. Shames, Chairman

Gordon A. Smith

David C. Sullivan

Fiona Dias

SUMMARY COMPENSATION TABLE

The following table summarizes total compensation paid or earned by each of the Named Executive Officers for the year ended December 31, 2010:

Name and Principal Position	Year	Salary(1) ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings(4)(5) ($)	All Other Compensation(6) ($)	Total ($)
Stephen P. Joyce	2010	799,231	1,500,057	1,000,004	997,440	248,740	231,300	4,776,772
President,	2009	775,000	387,502	1,162,502	775,000	144,474	264,309	3,508,787
Chief Executive Officer	2008	491,346	4,310,935	2,881,916	585,280	1,535,897	119,159	9,924,533

David L. White	2010	323,846	352,015	278,011	233,866	46,672	66,385	1,300,795
Senior Vice President,	2009	275,000	68,759	206,248	137,500	48,695	62,244	798,446
Chief Financial Officer &	2008	285,769	68,839	148,922	107,163	134,228	59,963	804,884
Treasurer

Bruce N. Haase	2010	399,077	647,501	249,999	276,780	188,148	55,332	1,816,837
Executive Vice President,	2009	360,000	112,493	337,504	199,980	218,878	78,402	1,307,257
Global Brands,	2008	362,192	1,088,721	192,717	146,155	133,864	78,528	2,002,177
Marketing & Operations

Patrick S. Pacious	2010	298,846	336,465	248,751	196,192	29,631	68,040	1,177,925
Senior Vice President,
Corporate Strategy &
Information Technology

David A. Pepper	2010	307,817	436,481	248,751	204,083	103,016	61,229	1,361,377
Senior Vice President,	2009	300,000	112,493	337,504	141,000	127,651	65,531	1,084,179
Global Development	2008	308,654	85,181	182,208	118,060	68,489	59,996	822,588

(1)	Values reflect base salary actually received by each Named Executive Officer in the years presented, which depending on the position of pay periods within a calendar year, may not equal an Named Executive Officer’s stated annual salary. For example, calendar year 2008 contained one more pay period than did 2009.
(2)	For certain Named Executive Officers indicated below, amounts shown in the Stock Awards column for 2008 and 2010 include the grant date fair values for PVRSUs based on the probable outcome of the performance goals (100% of the performance target), computed in accordance with FASB ASC Topic 718. Assumptions used to calculate fair value for 2010 are discussed in Note 19 to Choice audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010. The actual value realized by each individual with respect to PVRSU awards will depend on the Company’s actual performance relative to the performance goals, with vesting options for actual shares ranging from 0% to 200% based on actual performance against the performance target established at the time of grant.

The grant date fair value based on the probable outcome for the 2010 PVRSU awards was $500,019 for Mr. Joyce, $99,984 Mr. White, $122,511 for Mr. Haase, $92,291 for Mr. Pacious and $92,291 for Mr. Pepper. The grant date fair value based on the maximum outcome for the 2010 PVRSU awards was $1,000,038 for Mr. Joyce, $199,968 for Mr. White, $245,022 for Mr. Haase, $184,582 for Mr. Pacious and $184,582 for Mr. Pepper.

The grant date fair value based on the probable outcome for the 2008 PVRSU awards was $68,839 for Mr. White, $88,721 for Mr. Haase and $85,181 for Mr. Pepper. The grant date fair value based on the maximum outcome for the 2008 PVRSU awards was $137,678 for Mr. White, $177,442 for Mr. Haase and $170,362 for Mr. Pepper. The performance conditions for the 2008 PVRSU awards for Messrs. White, Haase and Pepper were not met. Therefore, no awards were earned by the Named Executive Officers.

The amount shown in Mr. Joyce’s Stock Award column for 2008 includes the grant date fair value of PBRSUs based on the probable outcome of the performance goal (100% of the performance target), which amounts to a grant date fair value of $2,000,016. Mr. Joyce’s PBRSU award has no threshold or maximum payout. Accordingly, if the performance goal is met or exceeded, vesting will occur at 100% of target, and if the performance goal is not met, no portion of the award will vest.

(3)	Values reflect the cash awards earned by each of the Named Executive Officers under the Management Incentive Plan. For a discussion of the performance targets under the 2010 Management Incentive Plan, see the “Annual Incentive Cash Compensation” above. For a discussion of the potential amounts payable to each Named Executive Officer under the 2010 Management Incentive Plan, see the Grants of Plan-Based Awards Table below.

(4)	For 2010, the following table reflects the change in pension value and preferential earnings on non-qualified deferred compensation under the Executive Deferred Compensation Plan (“EDCP”) and the Supplemental Executive Retirement Plan (“SERP”). Pursuant to the terms of his employment agreement, Mr. Joyce will be credited with an additional ten years of service upon attaining age 55. The change in pension value amount reflects an appropriate accrual.

Named Executive Officer	Change in Pension Value (SERP) ($)	Preferential Earnings (EDCP) ($)
Joyce	232,999	15,741
White	29,346	17,326
Haase	64,778	123,370
Pacious	26,338	3,293
Pepper	41,997	61,019

(5)	Prior to 2010, one of the investment options available for each participating Named Executive Officer under the EDCP is the “Moody’s Plus Rate of Return,” which return is equal to the annual yield of the Moody’s Average Corporate Bond Rate Yield Index plus 300 basis points. Effective December 31, 2009, this investment option was no longer available for deferrals of compensation earned after December 31, 2009. For the deferred compensation eligible for this investment option, the guaranteed portion of earnings (the 300 basis points) are reflected in this column, while aggregate earnings for each participating NEO under the EDCP are included in the Non-Qualified Deferred Compensation Table below.
(6)	See the All Other Compensation Table below for additional information on the amounts included for each Named Executive Officer in the 2010 All Other Compensation column.

ALL OTHER COMPENSATION

The following table further illustrates the components of the 2010 All Other Compensation column in the Summary Compensation Table above:

	Company EDCP/Non- Qualified Match ($)	Company 401(k) Match ($)	Tax Payments ($)(a)	Other Benefits ($)(b)	Total ($)
Joyce	50,142	9,800	69,365	101,993	231,300
White	14,488	9,800	9,063	33,034	66,385
Haase	20,131	9,800	4,267	21,134	55,332
Pacious	12,613	9,800	10,560	35,067	68,040
Pepper	13,286	9,800	8,755	29,388	61,229

(a)	Represents amounts reimbursed for payment of taxes with respect to certain perquisites paid during 2010 pursuant to our Flexible Perquisite Program, including certain financial and estate planning and legal services, supplemental life insurance premiums, club membership dues, and certain health care and child and elder care. This column also includes amounts reimbursed for payment of taxes with respect to amounts reimbursed under the Choice “Stay at Choice” program which provides reimbursements to senior executives when staying at Choice hotels properties for purposes other than business. During 2010, Mr. Joyce also received reimbursement for payment of taxes attributable to initiation and annual club fees, auto allowance and the amounts properly included in W-2 wages for airplane use.
(b)	Benefits included in this column include the following amounts or types of compensation:

•	reimbursement for stay during 2010 under our Stay at Choice program, which was $3,105 for Mr. Joyce; $4,549 for Mr. White; $2,449 for Mr. Haase; $8,579 for Mr. Pacious; and $1,291 for Mr. Pepper;

•

reimbursement of club dues incurred in 2010 under the Flexible Perquisites Program, which was $17,230 for Mr. Joyce (includes club membership fee of $12,000); $9,537 for Mr. White; and $4,435 for Mr. Pacious;

•	reimbursement of financial and tax planning services and legal expenses incurred during 2010 under the Flexible Perquisites Program, which were $26,264 for Mr. Joyce; and $2,775 for Mr. Haase;

•	reimbursement of health care expenses incurred during 2010 under the Flexible Perquisites Program, which were $3,174 for Mr. White; $1,753 for Mr. Haase; and 1,335 for Mr. Pacious;

•	reimbursement of child care expenses incurred during 2010 under the Flexible Perquisites Program, which were $7,238 for Mr. Pacious; and $15,000 for Mr. Pepper;

•	a car allowance for each officer, as follows: $13,200 for Mr. Joyce; $12,000 for Messrs. White, Haase, Pacious and Pepper;

•	group term life insurance premiums paid by Choice on behalf of each Named Executive Officer; and

•	the aggregate incremental cost to the Company for Mr. Joyce’s personal use of the Company’s aircraft during 2010 was $36,488.

Choice calculates the aggregate incremental cost of the personal use of the Company’s aircraft by summing actual direct and direct variable costs associated with the use of the aircraft. These costs include fuel, crew travel expenses, landing fees, flight plans, catering, and incremental cost associated with the aircraft lease. Per Mr. Joyce’s employment agreement, he is entitled to use the Company’s aircraft for personal use for up to 25 hours per year through 2010 (beginning in 2011, he becomes entitled to up to 33 hours per year). Periodically, Mr. Joyce’s spouse and/or children may accompany him on business or personal trips on the aircraft; however, the aggregate incremental cost to the Company of their use of the aircraft is minimal, if any.

GRANTS OF PLAN-BASED AWARDS FOR 2010

As discussed in “Compensation Discussion and Analysis—Long-Term Incentives” above, the aggregate equity value to be awarded to each Named Executive Officer annually, including for 2010, is determined by the Committee. For each Named Executive Officer’s aggregate annual equity value, approximately 50% is awarded as stock options, 25% is awarded as service-based restricted stock (“RS”) and 25% is awarded as performance vested restricted stock units (“PVRSU”). For each Named Executive Officer, the value of the aggregate equity grant to be delivered as options is divided by the Black Scholes value on the date of grant to determine the number of shares to be granted. For example, as discussed in the “Compensation Discussion and Analysis,” Mr. Joyce’s long-term equity grant value in 2010 was 258% of his base salary, or $2,000,000. Fifty percent of this value, or $ 1,000,000, was granted as stock options. The Black-Scholes value was $9.976. Thus, the number of shares subject to his option grant on February 15, 2010 was determined as follows: $ 1,000,000/$9.976 = 100,241 shares. The value of the aggregate equity grant to be delivered as RS and PVRSUs were divided by the closing price of Choice’s Common Stock on the most recent business day before the date of grant. Thus, Mr. Joyce’s service-based restricted stock grant was determined as follows: $ 1,000,000 (50% RS and 50% PVRSU of the aggregate equity award value for 2010)/$36.20 = 30,676, or 15,338 RSs and 15,338 PVRSUs.

Name	Grant Date	Estimated Future Payouts Under Non-Equity(1) Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise Price of Option Awards ($)(4)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Joyce		400,000	800,000	1,600,000
	02/15/2010								100,241	32.60	1,000,004
	02/15/2010				7,669	15,338	30,676				500,019
	02/15/2010							15,338			500,019
	02/15/2010							15,338			500,019
White		89,375	178,750	357,500
	02/14/2010								20,535	32.60	204,857
	02/14/2010							3,130			102,038
	02/14/2010				1,534	3,067	6,134				99,984
	02/14/2010								7,333	32.60	73,154
	02/14/2010							4,601			149,993
Haase		110,000	220,000	440,000
	02/14/2010								25,060	32.60	249,999
	02/14/2010							3,834			124,988
	02/14/2010				1,879	3,758	7,516				122,511
	02/14/2010							12,270			400,002
Pacious		75,000	150,000	300,000
	02/14/2010								15,157	32.60	151,206
	02/14/2010							2,889			94,181
	02/14/2010				1,416	2,831	5,662				92,291
	02/14/2010								9,778	32.60	97,545
	02/14/2010							4,601			149,993
Pepper		77,000	154,000	308,000
	02/14/2010								15,157	32.60	151,206
	02/14/2010							2,889			94,181
	02/14/2010				1,416	2,831	5,662				92,291
	02/14/2010								9,778	32.60	97,545
	02/14/2010							7,669			250,009

(1)	Threshold amount reflects the threshold payment level under the Company’s 2010 Management Incentive Plan, which is 50% of the target amount. Maximum amount reflects 200% of the target amount. The threshold amount is paid if 90% of the performance goal is attained. The maximum amount is paid upon attaining 120% of the performance goal. For a discussion of the performance targets under the 2010 Management Incentive Plan, see “Annual Incentive Cash Compensation” above. For the actual payments made to each Named Executive Officer pursuant to the 2010 Management Incentive Plan, see the 2010 Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above.
(2)	Represents grants of RS to the applicable Named Executive Officers. These awards vest in equal installments on the anniversary of the grant date over a four-year period based on the continued employment of the officer. Dividends are paid on the restricted stock, if and at the same rate as dividends are paid on our outstanding Common Stock.

(3)	Represents grants of stock options to each Named Executive Officer. These awards vest in equal installments on the anniversary of the grant date over a four-year period, based on the continued employment of the officer.
(4)	The exercise price of an option is equal to the closing price of Choice Common Stock on the date of grant. Fair market value was established by the Committee as the closing price reported on the New York Stock Exchange on the date of the grant. If no shares were traded on the grant date, the Committee determines the fair market value. The Committee directed that the closing price reported on February 12, 2010 be the fair market value for the grants awarded on Sunday, February 14, 2010, and Monday, February 15, 2010 since the New York Stock Exchange was not open for trading on either of these days.
(5)	Represents the range of PVRSU award sizes upon vesting. These PVRSUs will vest, if at all, depending on the Company’s actual three-year cumulative EPS compared to the performance target. During the performance periods, dividends accrue on the PVRSUs, if and at the same rate as dividends are paid out on our outstanding Common Stock; provided, however, that dividends are only paid out to the extent that the PVRSUs actually vest.

NARRATIVE TO THE SUMMARY COMPENSATION TABLE AND

GRANTS OF PLAN-BASED AWARDS TABLE

Employment Agreements

Choice has entered into an Employment Agreement with Mr. Joyce and Choice has entered into a Non-Competition, Non-Solicitation and Severance Benefit Agreement (“Severance Benefit Agreement”) with Mr. Haase.

Mr. Joyce

On March 21, 2008, Choice entered into an employment agreement with Mr. Joyce, effective May 1, 2008, as amended April 30, 2008 and further amended September 16, 2010 (as amended, the “Joyce Employment Agreement”). The term of the Joyce Employment Agreement is five years. The Joyce Employment Agreement provides that, for the first six months of the agreement term, Mr. Joyce would be President and Chief Operating Officer and, thereafter, he would transition to President and Chief Executive Officer. As previously disclosed, this schedule was accelerated and Mr. Joyce assumed the role of President and Chief Executive Officer on June 26, 2008. The Joyce Employment Agreement also provides that Mr. Joyce was to be nominated for election to the Board of Directors as a Class III director. Mr. Joyce was appointed to the Board of Directors, effective April 30, 2008.

Pursuant to the Joyce Employment Agreement, Mr. Joyce was to receive an initial annual base salary of $675,000 as Chief Operating Officer, which was to be increased to a minimum of $775,000 annually upon his becoming Chief Executive Officer. In addition, on the effective date of his employment, Mr. Joyce received (i) such number of restricted shares of Choice Common Stock with a fair market value on the effective date of $2,310,918, vesting of which is to occur in four equal annual installments beginning one year from the effective date, (ii) such number of options to purchase Choice Common Stock with a Black-Scholes valuation on the effective date of $2,881,921, vesting of which was to occur in four equal annual installments beginning one year from the effective date, and (iii) such number of PBRSUs with a fair market value on the effective date of $2,000,000, vesting of which is to occur five years from the effective date, subject to the satisfaction of certain performance targets.

In addition, Mr. Joyce is eligible, beginning in fiscal year 2008 and continuing throughout the term of the Joyce Employment Agreement, to earn a target bonus of 100% per year of his base salary. Pursuant to the Joyce Employment Agreement, Mr. Joyce’s fiscal year 2008 bonus was based on a full year of service. Commencing with the 2009 annual equity awards, Mr. Joyce will be eligible to receive annual awards of options to purchase Choice Common Stock and/or restricted stock, with the value of such annual awards to be based on a multiple of his base salary, as determined in the discretion of the Compensation Committee, but in no event are such annual awards to have a value of less than $1,550,000 on the date of grant. Mr. Joyce is also eligible to participate in the Choice Supplemental Executive Retirement Plan (“SERP”) and Executive Deferred Compensation Plan (“EDCP”). As applied to Mr. Joyce under the SERP, upon attaining age 55, his years of service will be deemed to be his actual years of service plus ten years. As applied to Mr. Joyce under the EDCP, upon attaining age 55, his years of service will be deemed to be ten years.

The Joyce Employment Agreement, as amended on September 16, 2010, further provides that Choice will provide Mr. Joyce with (i) an allowance for automobile expenses of $1,100 a month through 2010 and thereafter, $1,540 a month, (ii) an appropriate corporate membership, including initial and annual fees, at a dining and/or recreational club of his choice (iii) upon becoming Chief Executive Officer, use of the aircraft utilized by the Company for personal use for up to 25 flight hours per year through 2010 and thereafter 33 flight hours per year, in each case consistent with Company policy, (iv) reimbursement for all reasonable expenses incurred by him in the performance of services under the agreement, including all travel and living expenses while away from home on business or at the request of and in the service of Choice in accordance with Company policy, (v) participation in all other retirement, health, welfare and fringe benefit plans and policies as generally afforded to the most senior executives of the Company, as are in effect from time to time. Choice’s obligation to provide additional payments on a fully grossed up basis to cover certain applicable federal, state and local income and excise taxes, if any, with respect to the provision of the automobile allowance, club membership and aircraft usage terminates as of December 31, 2010.

Mr. Haase

Mr. Haase, the Company’s Executive Vice President, Global Brands, Marketing & Operations, entered into a Severance Benefit Agreement with the Company effective January 25, 2008. The Severance Benefit Agreement provides for certain benefits upon specified termination events. These benefits and the termination events that trigger them are described under “Potential Payments upon Termination or Change in Control” below. Pursuant to Company action and policies, he currently receives a base salary of $400,000 per year, may participate in our annual incentive bonus plan with a target bonus equal to 55% of his base salary, and he will be eligible to receive annual awards to purchase Choice Common Stock and/or restricted stock, with the value of such annual awards to be determined by the Compensation Committee at its discretion. In addition, Mr. Haase is entitled to receive a monthly automobile allowance and to participate in all other fringe benefits afforded Choice employees of similar status.

Please see the “Potential Payments Upon Termination or Change in Control” section below for a more detailed discussion on the termination and severance provisions set forth in each employment agreement described above, as well as the severance and termination provisions and arrangements applicable to our other Named Executive Officers.

OUTSTANDING EQUITY AWARDS AT YEAR-END 2010

The following table provides information on the current holdings of stock options and stock awards by the Named Executive Officers. This table includes unexercised and unvested stock option awards, unvested restricted stock awards and unvested PVRSUs with performance conditions that have not yet been satisfied. The market value of the restricted stock, PVRSU and PBRSU awards is based on the closing market price of Choice’s stock as of December 31, 2010, which was $38.27. Because the PVRSUs will be earned, if at all, based on our three-year cumulative EPS performance as compared to the target EPS goal for the respective period (except for Mr. Joyce’s 2008 PBRSUs that will be earned, if at all, based upon our five-year cumulative average EPS growth rate) the market value of the PVRSUs and PBRSUs shown in the table is based on achievement of the “target” level of performance under the awards.

	Option Awards(1)					Stock Awards(2)
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Joyce	5/1/2008	124,801	124,802	$34.98	5/1/2015
	5/1/2008							57,176	$2,188,126
	5/1/2008					33,032	$1,264,135
	2/8/2009	39,664	118,996	$26.88	2/8/2016
	2/8/2009					10,812	$413,775
	2/15/2010		100,241	$32.60	2/15/2017
	2/15/2010					15,338	$586,985
	2/15/2010							15,338	$586,985
	2/15/2010					15,338	$586,985
White	12/20/2002	18,250		$11.71	12/20/2012
	2/10/2003	1,500		$10.20	2/10/2013
	2/14/2005	10,000		$29.92	2/14/2015
	2/11/2007					625	$23,919
	12/11/2007	15,000	5,000	$36.42	12/11/2014
	2/10/2008	9,536	9,537	$33.08	2/10/2015
	2/10/2008							2,081	$79,640
	2/8/2009					1,919	$73,440
	2/8/2009	7,037	21,112	$26.88	2/8/2016
	2/14/2010		27,868	$32.60	2/14/2017
	2/14/2010					3,130	$119,785
	2/14/2010							3,067	$117,374
	2/14/2010					4,601	$176,080
Haase	2/7/2002	14,700		$10.58	2/7/2012
	2/10/2003	19,600		$10.20	2/10/2013
	2/14/2005	23,200		$29.92	2/14/2015
	2/12/2006	10,282		$48.75	2/12/2013
	2/11/2007	9,408	3,136	$41.03	2/11/2014
	5/25/2007	18,750	6,250	$38.71	5/25/2014
	2/10/2008	12,341	12,341	$33.08	2/10/2015
	2/10/2008							2,682	$102,640
	3/21/2008					30,553	$1,169,263
	2/08/2009					3,139	$120,130
	2/08/2009	11,515	34,548	$26.88	2/8/2016
	2/14/2010		25,060	$32.60	2/14/2017
	2/14/2010							3,758	$143,819
	2/14/2010					3,834	$146,727
	2/14/2010					12,270	$469,573
Pepper	2/10/2003	12,357		$10.20	2/10/2013
	2/14/2005	17,000		$29.92	2/14/2015
	2/12/2006	13,539		$48.75	2/12/2013
	2/11/2007	11,475	3,825	$41.03	2/11/2014
	5/25/2007					1,875	$71,756
	2/10/2008	11,668	11,668	$33.08	2/10/2015
	2/10/2008							2,575	$98,545
	2/8/2009	11,515	34,548	$26.88	2/8/2016
	2/8/2009					3,139	$120,130

	Option Awards(1)					Stock Awards(2)
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	2/14/2010		24,935	$32.60	2/14/2017
	2/14/2010							2,831	$108,342
	2/14/2010					2,889	$110,562
	2/14/2010					7,669	$293,493
Pacious	2/11/2007					500	$19,135
	5/25/2007					625	$23,919
	12/11/2007	15,000	5,000	$36.42	12/11/2014
	2/10/2008	7,180	7,181	$33.08	2/10/2015
	2/10/2008							1,609	$61,576
	2/8/2009					2,616	$100,114
	2/8/2009	9,596	28,789	$26.88	2/8/2016
	2/14/2010		24,935	$32.60	2/14/2017
	2/14/2010					2,889	$110,562
	2/14/2010							2,831	$108,342
	2/14/2010					4,601	$176,080

(1)	The stock options listed above granted prior to December 20, 2005 vest at a rate of 20% per year, on each grant anniversary date, over the first five years of the ten-year option term. The stock options listed above granted on or after December 20, 2005 vest 25% per year, on each grant anniversary date, over the first four years of the seven-year term.
(2)	Restricted stock awards granted on and after December 20, 2005 vest at the rate of 25% each year for four years from the date of grant, except for Mr. Haase’s 3/21/2008 award that vests over a three-year period beginning on the third anniversary of the grant date. PVRSUs are earned and vest upon the conclusion of a three-year performance period based on actual three-year cumulative EPS compared to the performance target. Mr. Joyce’s PBRSUs are earned and vest upon the conclusion of a five-year performance period based on targeted recurring growth in EPS.

OPTION EXERCISES AND STOCK VESTED FOR 2010

The following table provides information for each of the Named Executive Officers on stock option exercises during 2010, including the number of shares acquired upon exercise and the value realized, and the number of shares acquired upon the vesting of stock awards and the value realized, each before payment of any taxes and broker commissions. Value realized is based on the closing market price of Choice Common Stock on the date of exercise or vesting, respectively.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
Joyce	—	—	20,120	713,042
White (1)	—	—	2,707	89,660
Haase	—	—	2,093	66,076
Pacious	—	—	2,947	97,173
Pepper	6,363	157,667	6,321	201,783

(1)	Mr. White elected to defer receipt of 2,707 shares otherwise issuable to him, for a value of $89,660. Mr. White elected to receive this deferred amount in a lump sum following termination of employment.

PENSION BENEFITS FOR 2010

Choice’s supplemental executive retirement plan (“SERP”) is a non-contributory defined benefit pension plan covering our Chief Executive Officer and other key executives approved by the Board of Directors. In 2010, each of the Named Executive Officers were participants in the SERP, but such participation was subject to the December 31, 2009 suspension of future vesting and accrual of benefits as disclosed above in the “Compensation Discussion and Analysis.”

Pursuant to the SERP, retirement benefits are determined under a formula based on each participant’s years of service and “final average salary,” defined as a monthly salary based on the sum of: (a) an average of base salary earned in the highest 60 months out of, and (b) the monthly pro-rata of the average of the five highest bonus payments earned during, the 120 months of employment immediately prior to the normal retirement date, the early retirement date or other date of separation from service. Subject to giving effect to the December 31, 2009 suspension of future accrual of benefits, the formula provides a benefit equal to 1% per year of service up to 15% and 1.5% per year of service thereafter up to 30%. Participants become vested in their benefits under the SERP upon completion of five years of service. Each of the participating Named Executive Officers, other than Mr. Joyce, was fully vested as of December 31, 2010. Benefits paid under the SERP are straight life annuity amounts, although participants have the option of selecting a joint and 50% survivor annuity (for those who are married or have a domestic partner) or ten-year guaranteed payments. The benefits are not subject to offset for social security and other amounts.

Pursuant to the Joyce Employment Agreement (as defined under “Employment Agreements” above), upon attaining age 55, Mr. Joyce is to be credited an additional ten years of service for purposes of the SERP. This provision was negotiated with Mr. Joyce at the time of his hire.

Unreduced benefits are available upon retirement at age 65 (the normal retirement age under the plan), or upon retirement at age 55, provided the participant has a minimum of ten years of service. The SERP does not provide for early retirement with reduced benefits; if a participant terminates prior to age 65, or prior to age 55 with ten years of service, benefit payments commence on the first day of the month following his or her 65th birthday. Upon termination for cause, participants forfeit any accumulated benefit under the SERP, even if vested. Further, upon the death of a participant before payment has begun, his or her spouse (or domestic partner) is generally entitled to receive 50% of the participant’s vested SERP benefit.

All of the Named Executive Officers currently employed by the Company are entitled to an unreduced benefit at age 65, except Mr. Joyce who, pursuant to his employment agreement, will be eligible to receive unreduced benefits upon attaining age 55.

No participant is currently eligible for unreduced early retirement benefits under the SERP. However, pursuant to SEC rules, the benefits shown below assume that each executive will grow into eligibility for unreduced early retirement benefits and retire when first eligible (age 55 for most Named Executive Officers.)

Name	Plan Name	Number of Years of Credited Service		Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Joyce	SERP	13	(2)	1,903,928	—
White	SERP	8		192,152	—
Haase	SERP	10		521,523	—
Pacious	SERP	5		124,569	—
Pepper	SERP	8		274,993	—

(1)	Present value of each Named Executive Officer’s accumulated benefit under the SERP computed as of the same pension plan measurement date used for financial statement reporting purposes with respect to Choice’s 2010 audited financial statements, as required by the rules of the SEC. For a discussion of the assumptions used in quantifying the present value of each officer’s SERP benefit, see Note 14 to Choice’s audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.

(2)	Reflects an additional ten years of service which will be credited to Mr. Joyce upon attaining age 55, in accordance with the terms of his Employment Agreement. The estimated value of the additional ten years of service credited to Mr. Joyce was $1,637,378 as of December 31, 2010.

NON-QUALIFIED DEFERRED COMPENSATION FOR 2010

Executive Deferred Compensation Plan.    In 2002, Choice adopted the Choice Hotels International, Inc. Executive Deferred Compensation Plan (“EDCP”), which became effective January 1, 2003. Our Chief Executive Officer and other key executives approved by the Board (including each of the Named Executive Officers) are eligible to participate in the EDCP. During 2010, each of the Named Executive Officers participated in the EDCP. Participants in the EDCP are not entitled to participate in the Non-Qualified Plan described below.

Under the EDCP, participants may defer up to 90% of their base salary and up to 100% of their bonus each year. Choice matches up to 15% of any deferred salary under the EDCP and the Choice 401(k) plan, offset by the total matching contributions to which the participant is otherwise entitled under the 401(k) plan. The participant’s right to any Company match vests at 20% per year from the time the participant was first hired, with all past and future match amounts 100% vested after the participant’s fifth year of service. As of December 31, 2010, each of the participating Named Executive Officers, other than Mr. Joyce, was fully vested in their Company match amounts.

A participant may elect a return based on a selection of investment options selected by the EDCP’s administrators, which are generally publicly available mutual funds or other indices. Participants may elect to change their investment options under the EDCP in accordance with Plan requirements.

Benefits commence under the EDCP upon the death of the participant (to the participant’s beneficiary), or, at the participant’s election, upon the participant’s termination of employment or, commencing in 2009 on a January designated by the participant, subject to any requirements imposed by 409A. If no election is made, benefits will commence upon termination of employment, subject to any requirements imposed by 409A. Benefits are payable in a lump-sum payment or in annual installments over a period of up to 20 years, as elected by the participant. If no election is made, benefits will be paid in a lump sum. Benefits will also automatically be paid in a lump sum if the amount payable as of any payout date is $100,000 or less.

In December 2008, the Company amended and restated the EDCP to comply with treasury regulations promulgated pursuant to 409A. The amendment and restatement, which became effective on January 1, 2009, only applies to that portion of each participant’s EDCP account balances that are subject to 409A (generally, those contribution amounts that became vested or were credited after 2004). The pre-2005 plan documents continue to apply to the remaining participant account balances under the EDCP.

Stock Deferral Program.    Each Named Executive Officer is entitled to defer all or any portion of any equity award (other than stock options). The executive may elect to defer the receipt of such equity until termination of their employment or until a specified future date. Any dividends or other distributions during the deferral period are credited to the executive’s deferred equity account and reinvested in the purchase of additional Choice Common Stock. In December 2008, the Company amended and restated the 2006 Long-Term Incentive Plan to comply with treasury regulations promulgated pursuant to 409A. This amendment became effective on January 1, 2009.

Non-Qualified Plan.    In 1997, Choice adopted the Choice Hotels International, Inc. Non-qualified Retirement Savings and Investment Plan (“Non-Qualified Plan”). Generally, Choice employees with gross earnings that are greater than 125% of the Internal Revenue Service (“IRS”) highly-compensated employee (“HCE”) limit, but who are not eligible to participate in the EDCP, are eligible to participate in the Non-Qualified Plan. None of the Named Executive Officers were eligible to participate in the Non-Qualified Plan in 2010. However, Mr. White retains an account balance under the plan related to his prior plan participation.

In general, participants under the Non-Qualified Plan may elect to defer up to 90% of their base salary and up to 100% of their annual bonus, reduced by the deferral limit in effect under the Choice 401(k) plan (which was $16,500 for 2010). Choice matches up to 5% of any deferred salary under the Non-Qualified Plan, offset by the amount of matching contributions to which the participant is entitled under the 401(k) plan.

Name	Plan Name	Executive Contributions 2010 ($)(1)	Registrant Contributions 2010 ($)(2)	Aggregate Earnings 2010 ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance 2010 ($)
Joyce	EDCP	236,135	50,142	58,884	0	731,483
White	EDCP	128,237	14,488	50,156	0	651,174
	Non-Qualified Plan	0	0	11,868	0	95,279
	Stock Deferral Program	89,607	0	31,404	0	319,849
Haase	EDCP	229,845	20,131	350,380	0	4,263,134
	Stock Deferral Program	0	0	11,425	0	60,276
Pacious	EDCP	58,146	12,613	10,867	0	156,501
Pepper	EDCP	101,282	13,286	176,649	0	2,114,479
	Stock Deferral Program	0	0	42,668	0	230,918

(1)	The following salary and bonus (non-equity incentive plan compensation) amounts are included in this column. The salary amounts represent 2010 base salary deferred by the officer during 2010. The bonus amounts represent the officer’s 2009 annual bonus which was paid and deferred in early 2010. The salary amounts below are included in the 2010 Salary column of the Summary Compensation Table above, while the 2009 annual bonus amounts are included in the 2010 Non-Equity Incentive Plan column of the Summary Compensation Table above.

Name	Salary ($)	2009 Annual Bonus ($)
Joyce	119,882	116,250
White	38,862	89,375
Haase	59,861	169,983
Pacious	26,896	31,250
Pepper	30,782	70,500

(2)	Amounts in this column are included in the 2010 All Other Compensation column of the Summary Compensation Table above.
(3)	Of these amounts, the following earnings on each officer’s EDCP account, which represent guaranteed preferential earnings to each applicable Named Executive Officer under the EDCP, are included in the 2010 Change in Pension Value and Non-qualified Deferred Compensation Earnings column of the Summary Compensation Table above: $15,741, Mr. Joyce; $17,326, Mr. White; $123,370, Mr. Haase; $61,019, Mr. Pepper; and $3,293, Mr. Pacious.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The tables below reflect the amount of compensation that could have been received by each of the Named Executive Officers in the event such executive’s employment had terminated under the various applicable triggering events described below as of December 31, 2010. The amounts shown assume that such termination was effective as of December 31, 2010 and, for any equity-based payments or valuations, the closing stock price of Choice’s Common Stock on December 31, 2010, or $38.27 per share. The amounts shown are estimates only; the actual amounts to be paid to each executive will only be determinable at the time of his separation from Choice.

General Payments Made upon Termination

Regardless of the manner in which his employment terminates, each of the Named Executive Officers is entitled to receive amounts earned during his term of employment. The following amounts are not included in the tables or narratives below and include:

•	base salary earned through the date of termination;

•	accrued but unpaid vacation pay earned through the date of termination;

•

annual incentive compensation earned during the fiscal year of termination, which for 2010 is reflected in the 2010 Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above for each Named Executive Officer;

•	amounts contributed by the executive under the Choice 401(k) plan;

•	payments pursuant to our life insurance plan, available to all employees generally, which provides for one times base salary upon death;

•	except as otherwise noted below, the present value of each executive’s accumulated benefit under the SERP, as set forth in the Pension Benefits Table above; and

•	each executive’s account balance under the EDCP, Non-Qualified Plan and Stock Deferral Program, as applicable and as set forth in the Non-Qualified Deferred Compensation Table above.

With respect to deferred compensation plans, if the executive has previously elected to receive deferred amounts in the EDCP or Non-Qualified Plan in installments, the undistributed account balances will continue to be credited with increases or decreases reflecting changes in the investment options chosen by the executive.

Payments Made upon Constructive Termination or Termination without Cause

Mr. Joyce

Pursuant to the Joyce Employment Agreement, if Mr. Joyce is “constructively terminated” within two years of May 1, 2008 (the effective date of the agreement), he will be entitled to receive for three years after the date of such constructive termination all forms of compensation under the Joyce Employment Agreement, except for ungranted stock options and restricted shares, use of the aircraft utilized by the Company, medical and dental benefits, reimbursement of business expenses and certain other fringe benefits. If Mr. Joyce is constructively terminated more than two years after May 1, 2008, he will be entitled to receive for the longer of the remainder of the term of the agreement (through May 1, 2013) or two years after the date of such constructive termination, all forms of compensation under the Joyce Employment Agreement, except for ungranted stock options and restricted shares, use of the aircraft utilized by the Company, medical and dental benefits, reimbursement of business expenses and certain other fringe benefits.

During the period of time he is entitled to receive the foregoing constructive termination payments, except for his initial grant of performance-based restricted stock units, granted on May 1, 2008 in the amount of 57,176 shares (“Initial PBRSUs”), all unvested shares of restricted stock and stock options are to continue to vest. Mr. Joyce is also entitled to pro-rated vesting for the Initial PBRSUs based upon the percentage of actual service through constructive termination if the performance targets are met.

The Joyce Employment Agreement also provides for a two-year non-compete and non-solicitation period. Pursuant to the non-compete, Mr. Joyce may not engage in any competing business in the U.S. or Canada in which, at the time of termination of his employment, Choice is materially engaged. As used in the Joyce Employment Agreement, a competing business means any business engaged in the mid-market or economy hotel franchising business or any other line of business that Choice is engaged in at the time of termination. The agreement also provides for a general confidentiality provision in favor of Choice.

Generally, “constructive termination” is defined under Mr. Joyce’s agreement as:

•	our removal or termination other than by expiration of the agreement or for cause, death, disability or resignation;

•	failure of Choice to place Mr. Joyce’s name in nomination for election to the Board;

•	assignment of duties inconsistent with the duties set forth in the agreement;

•	a decrease in the executive’s compensation or benefits;

•	a change in the executive’s title or line of reporting set forth in the agreement;

•	a significant reduction in the scope of the executive’s authority, position, duties or responsibilities;

•	the relocation of the executive’s office to a location more than 25 miles from his prior place of employment;

•	a change in Choice’s annual bonus program which adversely affects the executive; or

•	any other material breach of the agreement by Choice.

Mr. Haase

Under the Severance Benefit Agreement with Mr. Haase, if the executive elects to terminate for “good reason” or if the Company terminates the executive for any reason other than for “cause,” the executive is entitled to receive continued base salary for 18 months, payable in installments in accordance with Choice’s normal payroll practices and subject to standard deductions. Generally, “good reason” is defined under each agreement as a substantial change in the executive’s compensation or position and responsibilities. In addition, the executive will be entitled to any annual bonuses that would have otherwise been paid during the 18-month period at 100% of the applicable target. The executive will also be eligible to receive continued medical and dental benefits during the 18-month period to the same extent and at the same cost to the executive as applicable to Choice’s senior executives, with Choice to continue its employer contributions for such continued benefits. Optional deductions for items such as retirement plans and life insurance will cease on the termination date. Choice is also obligated to provide the executive with its standard outplacement services for executive-level employees during the 18-month period, subject to termination in the event the executive secures new employment.

Pursuant to Mr. Haase’s Severance Benefit Agreement, he will continue to vest in any unvested stock options and other stock awards granted after the date of his severance agreement (January 25, 2008) during the 18-month period.

As conditions to his continued receipt of the payments and benefits above, Mr. Haase has each agreed that if he becomes employed prior to the end of the 18-month period, Choice is entitled to offset the payments required above by the amount of any compensation earned by him as a result of new employment, including unemployment insurance benefits, social security insurance or like amounts. In addition, Mr. Haase must execute a release in favor of Choice, releasing Choice and its affiliates from any claims relating to his employment with Choice. The agreement also provides for an 18-month non-compete and non-solicitation period, and a general confidentiality provision in favor of Choice.

Messrs. White, Pepper and Pacious

If Messrs. White, Pepper or Pacious is terminated without cause by Choice, each executive is entitled to severance payments under the Choice Hotels International Severance Benefit Plan, which applies equally to all Company employees except for those employees who are subject to an employment agreement or non-competition, non-solicitation and severance agreement. Under the Choice Hotels International Severance

Benefit Plan, each participant’s severance benefit, and the length of time after termination for which the participant is eligible for the benefit, is determined based on his or her base salary, position and years of service as of the termination date. In addition, each participant is entitled to continuation of medical and dental coverage during the severance period, at the same level the participant was receiving at termination.

Pursuant to the Choice Hotels International Severance Benefit Plan, corporate officers without a specifically applicable written agreement, which include each of Messrs. White, Pepper and Pacious are entitled to five weeks of base salary (as in effect at termination of employment) per year of service with Choice, with a minimum of twenty-six weeks of base salary and a maximum of seventy weeks. Additionally, if the termination occurs on or after June 30, the executive is entitled to receive a full bonus for the year in which the termination occurs. Assuming a termination as of December 31, 2010, each of Messrs. White and Pepper would be entitled to forty weeks of continued base salary and Mr. Pacious would be entitled to twenty-six weeks of continued base salary. In addition, each would receive payment of their 2010 incentive bonus, as well as continued medical and dental benefits during each executive’s severance benefit period. The severance benefit terminates prior to the end of the severance benefit period provided under the Choice Hotels International Severance Benefit Plan upon the earlier to occur of (i) death of the participant, or (ii) employment with a new employer. In addition, the severance benefit is subject to the participant’s execution of a standard release agreement in favor of Choice.

Payments Made upon Death or Disability

Our disability program provides that each of the executives will receive an annual benefit equal to 70% of the previous year’s base salary and annual bonus, with such amount capped at $25,000 per month. In each case, the disability benefit continues until the executive reaches age 65.

Messrs. White, Haase, Pepper and Pacious have a supplemental executive individual life insurance policy, paid for by Choice, in the amount of $1,000,000. Premiums on this policy are added to each executive’s taxable income for the year.

Pursuant to the Joyce Employment Agreement, if Mr. Joyce’s employment is terminated because of death or disability, then all of his unvested restricted stock and stock options continue to vest in accordance with their terms. Mr. Joyce is also entitled to pro-rated vesting of his Initial PBRSUs based upon the percentage of actual service through the date of death or disability if the performance targets are met.

Payments Made upon Termination Following Change of Control

Mr. Joyce

If, within 12 months after a “change in control,” Mr. Joyce is terminated, pursuant to the Joyce Employment Agreement, he is entitled to receive severance compensation. If such termination is within two years of May 1, 2008 (the effective date of the agreement), he will be entitled to receive all forms of compensation under the Joyce Employment Agreement (except for unvested stock options and restricted stock, use of the aircraft utilized by the Company, medical and dental benefits, reimbursement of business expenses and certain other fringe benefits), for three years after the date of such change of control termination. If such termination is more than two years after May 1, 2008, he will be entitled to receive all forms of compensation under the Joyce Employment Agreement (except for unvested stock options and restricted stock, use of the aircraft utilized by the Company, medical and dental benefits, reimbursement of business expenses and other certain fringe benefits), for the longer of the remainder of the term of the Joyce Employment Agreement or two and a half years after the date of such change of control termination.

During the period of time he receives the foregoing change of control severance payments, except for the Initial PBRSUs (as defined above), all unvested shares of restricted stock and stock options are to automatically become fully vested and any and all restrictions are to lapse immediately prior to the date of such change of control termination. Mr. Joyce is also entitled to pro-rated vesting for the Initial PBRSUs based upon the percentage of actual service through date of the change in control if the performance targets are met. With respect to PVRSUs that may be awarded in future years, any such shares will not continue to vest or become vested following any such change.

While Mr. Joyce is entitled to reimbursement of any excise tax charged to him pursuant to his agreement, as of December 31, 2010, Mr. Joyce’s actual compensation did not rise to the limit set forth by Section 280G(b) of the Internal Revenue Code wherein an excise tax would be imposed.

Upon a change in control termination, Mr. Joyce would be subject to the non-compete and non-solicitation provisions described above, and he would be required to execute a general release in favor of Choice in order to receive any of the above-described severance payments.

Generally, “change in control” is defined under the agreements described above as:

•	any person (with certain exceptions, including Mr. Bainum and his family members) becomes the beneficial owner of 33% or more of the outstanding voting securities of Choice;

•	individuals constituting the Board of Directors of Choice, and the successors of such individuals (as nominated by the Board or committee thereof), cease to constitute a majority of the Board;

•	a merger or other consolidation which results in Choice shareholders owning less than 65% of the surviving entity; and

•	the acquisition of Choice, a liquidation or sale of all or substantially all of the assets of Choice, or a tender offer for all or substantially all of the stock of Choice.

Mr. Haase

For Mr. Haase, if his employment is terminated within 12 months following a “change of control,” and such termination is by Choice without cause, by him for constructive termination or good reason, he is entitled to receive:

•

a lump-sum severance payment of 200% of his base salary then in effect and the full amount of the previous year’s annual incentive bonus (or if no bonus was paid in the prior year, the maximum target bonus);

•

all unvested stock options and restricted stock will accelerate and vest in full and the performance periods for any outstanding PVRSUs will be deemed completed with the maximum level of performance attained; and

•	an amount equal to the excise tax charged to him, if applicable, as a result of the receipt of the payments and benefits described above.

While Mr. Haase is entitled to reimbursement of any excise tax charged to him pursuant to his Severance Benefit Agreement, none of his actual compensation earned during 2010 rose to the limit set forth by Section 280G(b) of the Internal Revenue Code wherein an excise tax would be imposed. Also, upon a change in control termination, Mr. Haase would be subject to the non-competition and non-solicitation provisions described above.

In addition to the other conditions applicable to Mr. Haase in order for him to receive his severance payments, as described above, he is required to execute a general release in favor of Choice in order to receive any severance payments upon a qualifying termination following a change in control.

Mr. Joyce

The following table shows the potential payments upon termination, with or without a change of control, for Mr. Joyce:

Executive Benefits and Payments	Constructive Termination ($)		Termination Following Change-in- Control ($)		Disability ($)	Death ($)
Compensation:
Salary Continuation under Employment Agreement	1,866,667	(1)	2,000,000	(2)	—	—
Annual Incentive Bonus(3)	1,600,000		1,600,000		—	—
Benefits & Perquisites:
Auto Allowance	43,120	(4)	46,200	(5)	—
Disability Income(6)	—		—		4,250,000	—
Health and Welfare Benefits(7)	35,632		35,632		—	—
Life Insurance Benefits(8)	768		768		—	800,000
Club Membership	34,800	(9)	43,500	(10)	—	—
Retirement Benefits
SERP (11)	908,907		908,907		—	454,454
Long-Term Incentives:
Stock Options(12)(13)	2,192,230		2,334,326		2,334,326	2,334,326
Restricted Stock Grants(14)(15)	2,558,426		2,851,880		2,851,880	2,851,880
PBRSUs (16)	—		—		—	—

(1)	Amount represents continued payment of Mr. Joyce’s base salary, based on his salary as of December 2010, for two years and four months through April 2013.
(2)	Amount represents continued payment of Mr. Joyce’s base salary, based on his salary as of December 2010, for two and one half years through June 2013.
(3)	Amount represents the estimated target incentive bonus amounts for fiscal years 2011 and 2012.
(4)	Amount represents continued payment of Mr. Joyce’s auto allowance, as in effect December 2010, for two years and four months through April 2013.
(5)	Amount represents continued payment of Mr. Joyce’s auto allowance, as in effect December 2010, for two years and six months through June 2013.
(6)	Amount represents the aggregate of the current monthly benefit payments at $25,000 per month that Mr. Joyce would be entitled to receive under the Choice disability program as of December 2010 through the month in which he reaches age 65.
(7)	Amount represents reimbursement of COBRA continuation of coverage premiums for Mr. Joyce and his family.
(8)	Amount represents the estimated cost of coverage for the life insurance policy provided by Choice to Mr. Joyce through December 31, 2012; however, the amount reflected under the heading “Death” is the estimated value of the proceeds payable to Mr. Joyce’s beneficiary upon death.
(9)	Amount represents continued payment of Mr. Joyce’s club membership, as in effect December 2010, through April 2013, on a fully grossed-up basis to cover applicable taxes payable by Mr. Joyce on such compensation.
(10)	Amount represents continued payment of Mr. Joyce’s club membership, as in effect December 2010 through June 2013, on a fully grossed up basis to cover applicable taxes payable by Mr. Joyce on such compensation.
(11)	As of December 2010, Mr. Joyce has no accrued vested benefit under the SERP; however, his employment agreement provides that he will be credited with 10 additional years of service upon attaining age 55. Amount represents the present value of the accumulated benefit under the SERP that Mr. Joyce would receive at age 55. Upon death, Mr. Joyce’s beneficiary is generally entitled to receive 50% of the SERP balance.

(12)	Upon constructive termination, stock options will continue to vest for a period of two years and four months through April 2013. Upon death or disability, stock options will continue to vest through the original term of such option. Values presented represent the intrinsic value of the options based on a closing share price on December 31, 2010 of $38.27.
(13)	In the case of termination following a change of control, the stock option awards immediately vest. Values presented represent the intrinsic value of the options based on a closing share price on December 31, 2010 of $38.27.
(14)	Upon constructive termination, restricted stock will continue to vest for a period of two years and four months through April 2013. Upon death or disability, restricted stock will continue to vest through the original term of the restricted stock. The values presented represent the value of the stock based on the closing price of our stock on December 31, 2010 of $38.27.
(15)	In the case of termination following a change of control, the restricted stock awards immediately vest. The values presented represent the value of the stock based on the closing price of our stock on December 31, 2010 of $38.27.
(16)	Upon constructive termination, death, disability or termination following a change of control, Mr. Joyce is entitled to a pro-rata vesting of the award if the performance target has been achieved for the period preceding the foregoing triggering events. As of December 31, 2010, the performance target had not been met.

Mr. White

The following table shows the potential payments upon termination, with or without a change in control, for Mr. White:

Executive Benefits and Payments	Termination Without Cause ($)	Termination Following Change-in- Control ($)	Disability ($)	Death ($)
Benefits & Perquisites:
Salary Continuation under Choice Hotels International Severance Benefit Plan(1)	250,000	250,000	—	—
Disability Income(2)	—	—	6,750,000	—
Health and Welfare Benefits(3)	10,330	10,330	—	—
Life Insurance Benefits(4)	2,303	2,303	—	1,325,000
Retirement Benefits
SERP (5)	91,730	91,730	91,730	45,865
Long-Term Incentives:
Stock Options(6)	—	457,224	—	—
Restricted Stock Grants(7)	—	393,224	—	—
PVRSUs (8)	—	394,028	—	—

(1)	Amount represents continuation of base salary, as in effect on December 31, 2010, for forty weeks pursuant to the Choice Hotels International Severance Benefit Plan. Bonus amounts for 2011 could also become due depending upon the date of termination.
(2)	Amount represents the aggregate of the current monthly benefit payments at $25,000 per month that Mr. White would be entitled to receive under the Choice disability program as of December 31, 2010 through the month in which he reaches age 65.
(3)	Amount represents the estimated value of future premiums that Choice would pay on behalf of Mr. White under our medical and dental plans for continued coverage during the severance period.
(4)	Amount represents the estimated cost of coverage for the life insurance policy provided by Choice to Mr. White for forty weeks; however, the amount reflected under the heading “Death” is the estimated value of the proceeds payable to Mr. White’s beneficiary upon his death.
(5)

Amount represents the present value of the accumulated benefit under the SERP, assuming termination on December 31, 2010. As of such date, Mr. White was not eligible for early termination under the SERP.

Thus, amount reflects the present value of his benefit based on the normal retirement age under the SERP of 65. Upon death, Mr. White’s beneficiary is generally entitled to receive 50% of the SERP balance.

(6)	Amount represents the estimated value of such options, which would immediately vest upon a change in control. Values presented represent the intrinsic value of the options based on a closing share price on December 31, 2010 of $38.27.
(7)	Upon a termination following a change of control, the restricted stock awards immediately vest. The value has been calculated based on the closing stock price on December 31, 2010 of $38.27.
(8)	Upon a termination following a change of control, unvested awards will accelerate and vest in full and the maximum performance level under the terms of the awards will be assumed to have been achieved. Values presented represent the value of the stock based on the closing share price on December 31, 2010 of $38.27 and achievement of the 200% vesting target.

Mr. Haase

The following table shows the potential payments upon termination, with or without a change of control, for Mr. Haase:

Executive Benefits and Payments	Termination For Good Reason ($)	Termination Following Change in Control ($)	Disability ($)	Death ($)
Compensation:
Salary Continuation under Severance Benefit Agreement(1)	600,000	__	__	__
Annual Incentive Bonus(2)	220,000	__	__	__

Benefits & Perquisites:
Cash Severance(3)	__	1,353,560	__	__
Health and Welfare Benefits(4)	20,143	__
Outplacement Services(5)	18,000	__	__	__
Disability Income(6)	__	__	4,525,000	__
Life Insurance Benefits(7)	1,911	__	__	1,400,000

Retirement Benefits
SERP(8)	248,967	248,967	248,967	124,484

Long-Term Incentives:
Stock Options(9)	397,429	599,642	__	__
Restricted Stock Grants(10)	1,167,733	1,905,693	__	__
PVRSUs (11)	__	492,918	__	__

(1)	Amount represents continued payment of Mr. Haase’s base salary, based on his salary as of December 31, 2010, for 18 months following termination.
(2)	Amount represents the estimated target incentive bonus amounts for fiscal year 2011 payable in February 2012.
(3)	Amount represents 200% of Mr. Haase’s base salary, based on his salary as of December 31, 2010 and the annual bonus for 2010 paid out in 2011.
(4)	Amount represents the estimated value of the future premiums that Choice would pay on behalf of Mr. Haase under our medical and dental plans for continued coverage for 18 months following termination.
(5)	Amount represents the estimated value of standard outplacement services for up to 18 months following termination.
(6)	Amount represents the aggregate of the current monthly benefit payments at $25,000 per month that Mr. Haase would be entitled to receive under the Choice disability program as of December 31, 2010 through the month in which he reaches age 65.

(7)	Amount represents the estimated cost of coverage for the life insurance policy provided by Choice to Mr. Haase for 18 months; however, the amount reflected under the heading “Death” is the estimated value of the proceeds payable to Mr. Haase’s beneficiary upon his death.
(8)	Amount represents the present value of the accumulated benefit under the SERP, assuming termination on December 31, 2010. As of such date, Mr. Haase was not eligible for early termination under the SERP. Thus, amount reflects the present value of his benefit based on the normal retirement age under the SERP of 65. Upon death, Mr. Haase’s beneficiary is generally entitled to receive 50% of the SERP balance.
(9)	For termination without cause, unvested options granted after January 25, 2008 will continue to vest through the term of Mr. Haase’s Severance Agreement for 18 months following termination. Values presented represent the intrinsic value of the options based on the closing share price on December 31, 2010 of $38.27. Unvested options immediately vest upon a change in control.
(10)	Amount represents the estimated value of restricted stock awards granted after January 25, 2008, which continue to vest through the term of Mr. Haase’s Severance Agreement, 18 months following termination, upon termination without cause and immediately vest upon a change of control. Values presented represent the intrinsic value of the options based on a closing share price on December 31, 2010 of $38.27.
(11)	Upon a termination following a change in control, unvested awards will accelerate and vest in full and the maximum performance level under the terms of the award will be assumed to have been achieved. Values presented represent the value of the stock based on the closing share price on December 31, 2010 of $38.27 and achievement of the 200% vesting target. For termination without cause, the PVRSUs granted after January 25, 2005 continue to vest through the term of Mr. Haase’s Severance Agreement, 18 months following termination.

Mr. Pepper

The following table shows the potential payments upon termination, with or without a change in control, for Mr. Pepper:

Executive Benefits and Payments	Termination Without Cause ($)	Termination Following Change-in- Control ($)	Disability ($)	Death ($)
Benefits & Perquisites:
Salary Continuation under Choice Hotels International Severance Benefit Plan(1)	236,992	236,992	—	—
Health and Welfare Benefits(2)	10,330	10,330	—	—
Disability Income(3)	—	—	6,525,000	—
Life Insurance Benefits(4)	724	724	—	1,308,000

Retirement Benefits
SERP(5)	131,277	131,277	131,277	65,639

Long-Term Incentives:
Stock Options(6)	—	595,440	—	—
Restricted Stock Grants(7)	—	595,940	—	—
PVRSUs(8)	—	413,775	—	—

(1)	Amount represents continuation of base salary, as in effect on December 31, 2010, for forty weeks pursuant to the Choice Hotels International Severance Benefit Plan. Bonus amounts for 2011 could also become due depending upon the date of termination.
(2)	Amount represents the estimated value of the future premiums that Choice would pay on behalf of Mr. Pepper under our medical and dental plans for continued coverage during the severance period.

(3)	Amount represents the aggregate of the current monthly benefit payments at $25,000 per month that Mr. Pepper would be entitled to receive under the Choice disability program as of December 31, 2010 through the month in which he reaches age 65.
(4)	Amount represents the estimated cost of coverage for the life insurance policy provided by Choice to Mr. Pepper for forty weeks; however, the amount reflected under the heading “Death” is the estimated value of the proceeds payable to Mr. Pepper’s beneficiary upon his death.
(5)	Amount represents the present value of the accumulated benefit under the SERP, assuming termination on December 31, 2010. As of such date, Mr. Pepper was not eligible for early termination under the SERP. Thus, amount reflects the present value of his benefit based on the normal retirement age under the SERP of 65. Upon death, Mr. Pepper’s beneficiary is generally entitled to receive 50% of the SERP balance.
(6)	Amount represents the estimated value of such options, which would immediately vest upon a change in control. Values presented represent the intrinsic value of the options based on a closing share price on December 31, 2010 of $38.27.
(7)	For termination following a change in control, the restricted stock awards immediately vest. The value has been calculated based on the closing stock price on December 31, 2010 of $38.27.
(8)	Upon a termination following a change in control, unvested awards will accelerate and vest in full and the maximum performance level under the terms of the awards will be assumed to have been achieved. Values presented represent the value of the stock based on the closing share price on December 31, 2010 of $38.27 and achievement of the 200% vesting target.

Mr. Pacious

The following table shows the potential payments upon termination, with or without a change in control, for Mr. Pacious:

Executive Benefits and Payments	Termination Without Cause ($)	Termination Following Change-in- Control ($)	Disability ($)	Death ($)
Benefits & Perquisites:
Salary Continuation under Choice Hotels International Severance Benefit Plan(1)	150,000	150,000	—	—
Health and Welfare Benefits(2)	200	200	—	—
Disability Income(3)	—	__	6,025,000	—
Life Insurance Benefits(4)	466	466	—	1,300,000

Retirement Benefits
SERP(5)	59,467	59,467	59,467	29,734

Long-Term Incentives:
Stock Options(6)	—	515,808	—	—
Restricted Stock Grants(7)	—	429,810	—	—
PVRSUs(8)	—	339,838	—	—

(1)	Amount represents continuation of base salary, as in effect on December 31, 2010, for 26 weeks pursuant to the Choice Hotels International Severance Benefit Plan. Bonus amounts for 2011 could also become due depending upon the date of termination.
(2)	Amount represents the estimated value of the future premiums that Choice would pay on behalf of Mr. Pacious under our medical and dental plans for continued coverage pursuant during the severance period.
(3)	Amount represents the aggregate of the current monthly benefit payments at $25,000 per month that Mr. Pacious would be entitled to receive under the Choice disability program as of December 31, 2010 through the month in which he reaches age 65.

(4)	Amount represents the estimated cost of coverage for the life insurance policy provided by Choice to Mr. Pacious for 26 weeks; however, the amount reflected under the heading “Death” is the estimated value of the proceeds payable to Mr. Pacious’ beneficiary upon his death.
(5)	Amount represents the present value of the accumulated benefit under the SERP, assuming termination on December 31, 2010. As of such date, Mr. Pacious was not eligible for early termination under the SERP. Thus, amount reflects the present value of his benefit based on the normal retirement age under the SERP of 65. Upon death, Mr. Pacious’ beneficiary is generally entitled to receive 50% of the SERP balance.
(6)	Amount represents the estimated value of such options, which would immediately vest upon a change in control. Values presented represent the intrinsic value of the options based on a closing share price on December 31, 2010 of $38.27.
(7)	For termination following a change in control, the restricted stock awards immediately vest. The value has been calculated based on the closing stock price on December 31, 2010 of $38.27.
(8)	Upon a termination following a change in control, unvested awards will accelerate and vest in full and the maximum performance level under the terms of the awards will be assumed to have been achieved. Values presented represent the value of the stock based on the closing share price on December 31, 2010 of $38.27 and achievement of the 200% vesting target.

NON-EXECUTIVE DIRECTOR COMPENSATION FOR 2010

During 2010, non-employee directors were entitled to receive the following cash and equity compensation:

	Compensation ($)
Annual Retainer—Stock
Members—Independent	110,000

Annual Retainer—Cash(2)
Board Member (up to 7 meetings)	20,000	(1)

Audit Committee Member (up to 6 meetings)	10,000
Compensation Committee Member (up to 4 meetings)	6,000
Corporate Governance and Nominating Member (up to 2 meetings)	3,000
Diversity Committee Member (up to 2 meetings)	3,000
Audit Committee Chair	15,000
Compensation Committee Chair	7,500
Corporate Governance and Nominating Chair	4,000
Diversity Committee Chair	4,000
Lead Independent Director	6,000

Excess Meeting Fees
Each In-Person Meeting in Excess of Expected Activity Level	2,000
Each Telephonic Meeting in Excess of Expected Activity Level	1,000

(1)	In September 2010, the Compensation Committee approved an increase in the Board Service Cash Retainer from $20,000 to $35,000, effective at the Board Meeting on May 5, 2011.
(2)	Committee Chairs also receive the applicable Committee Member Retainer.

The following table illustrates the compensation paid to non-employee directors during 2010:

Name (1)	Fees Earned or Paid in Cash($)	Stock Awards($)(2)	All Other Compensation($)(3)	Total ($)
Fiona P. Dias	33,000	110,020	4,610	147,630
Scott A. Renschler	23,000	110,020	476	133,496
William L. Jews	36,000	110,020	__	146,020
John T. Schwieters	52,000	110,020	3,107	165,127
Ervin R. Shames	52,500	110,020	472	162,992
Gordon A. Smith	29,000	110,020	__	139,020
David C. Sullivan	36,000	110,020	3,717	149,737

(1)	Mr. Joyce is not included in the table as he served as an employee of Choice during 2010 and does not receive any compensation for his role as director. Stewart Bainum, Jr., Chairman of the Board, is also an employee of Choice and does not receive compensation for his services as a director. Pursuant to the terms of Mr. Bainum’s employment contract, he is paid an annual salary of $200,000, may participate in the Choice 401(k) and non-qualified deferred compensation plans and is furnished with suitable office space and secretarial assistance, with access to telephone, computer, fax and other reasonable and necessary office space and office supplies.
(2)	Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. As of December 31, 2010, each director had the following aggregate number of deferred shares accumulated in their deferral accounts for all years of service as a director, including additional shares credited as a result of reinvestment of dividend equivalents: Fiona P. Dias, 15,512; William L. Jews, 7,254; John T. Schwieters, 14,713; Ervin R. Shames, 17,961; Gordon A. Smith, 16,975; David C. Sullivan, 13,524; and Scott A. Renschler, 4,437.
(3)	This column includes reimbursements processed in 2010 for spousal travel and the Stay at Choice program which provides reimbursements to directors when staying at Choice hotels.

PROPOSAL 2—ADVISORY VOTE APPROVING EXECUTIVE COMPENSATION

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are seeking shareholder input on our executive compensation as disclosed in this proxy statement. The Board and the Compensation Committee actively monitor our executive compensation practices in light of the industry in which we operate and the marketplace for talent in which we compete. We remain focused on compensating our executive officers fairly and in a manner that incentivizes high levels of performance while providing tools necessary to attract and retain the best talent. As evidence of our continued monitoring in this area, we made significant changes to our executive compensation program for 2010, designed to provide a competitive compensation package for our executives while achieving our objective of increasing shareholder value.

As described in the Compensation Discussion and Analysis beginning on page 21 of this Proxy Statement, our executive compensation program is designed to incentivize achievement of short-and long-term Company and individual performance. By paying for performance, we believe we align the interests of our executive officers’ interests with those of our stockholders. The Company believes the highest executive talent is attracted to a company that recognizes and rewards performance.

Consistent with the philosophy noted above, the compensation program has been designed to achieve the following objectives:

•

Provide an attractive mix of salary and annual short- and long-term incentive compensation at competitive levels, as appropriate for public companies of our size, to enable the recruitment and retention of highly qualified executives;

•	Link pay to corporate and individual performance to encourage and reward excellence and contributions that further our Company’s success;

•	Align the interests of executives with those of our shareholders through grants of equity-based compensation that also provide opportunities for ongoing executive ownership; and

•	Foster long-term focus required for success in the hospitality industry through equity incentives that vest over time.

For these reasons, the Board recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED”

The vote is advisory and is not binding on the Board. However, the Compensation Committee of the Board expects to take into account the outcome of the vote as it continues to consider the Company’s executive compensation program.

Board Recommendation

The Board recommends that stockholders vote FOR the approval of executive compensation.

PROPOSAL 3—ADVISORY VOTE ON FUTURE FREQUENCY OF

THE ADVISORY VOTES ON EXECUTIVE COMPENSATION

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act , we are seeking shareholder input on how often we will seek advisory votes on the compensation of named executive officers as disclosed in future proxy statements, similar to Proposal 2 in this Proxy Statement. We are required to hold such votes at least once every three years. Accordingly, shareholders may indicate their preference to hold future advisory votes on executive compensation:

•	every year;

•	every two years; or

•	every three years.

You may also abstain from voting. The Board recommends that shareholders vote in favor of holding future advisory votes on executive compensation every year. Because this vote is non-binding, the Board has discretion to determine how frequently we will hold future advisory votes on executive compensation. However, the Board of Directors will consider the outcome of this vote in making its determination. Please note that you are being asked to indicate your preference on the above choices, and you are not being asked to approve or disapprove the Board’s recommendation.

The Board believes that holding advisory votes on executive compensation every year will allow for shareholder concerns to be voiced regularly and considered by the Compensation Committee as it undertakes its yearly compensation determinations. As a result, an annual vote will allow the Compensation Committee to be more informed and responsive to shareholder concerns about the compensation of the Company’s most highly compensated executive officers. The Board also views an annual vote as a good corporate governance practice.

Board Recommendation

The Board recommends that stockholders vote in favor of holding future advisory votes on executive compensation votes EVERY YEAR.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company’s policy for the review and approval of related person transactions is contained in the Company’s written Amended and Restated Basic Policies of the Board of Directors. This policy requires Board approval of any material transactions between the Company and its directors, officers, shareholders, employees or agents and affiliates. For this purpose, the Company’s Legal Department determines which transactions may be viewed as material transactions requiring Board approval under the policy. Except as described in this paragraph, the Board does not apply pre-determined standards in reviewing material transactions. Board approval is also required for investments by directors, officers or employees in certain entities that compete with, supply to or purchase from the Company unless such investments are in securities of a company that is listed on a national securities exchange or is regularly traded by national securities dealers (provided that the investments do not exceed one percent of the market value of the outstanding securities of such company). Investments in Manor Care, Inc. and Sunburst Hospitality Corporation and their affiliates are exempted from the policy. Set forth below is information regarding certain transactions in which our executives, directors or entities associated with them had a direct or indirect material interest.

Sunburst Hospitality Corporation (“Sunburst”) is one of the Company’s franchisees, with a portfolio of 25 Choice franchised hotels as of December 31, 2010. The Chairman of the Board, Stewart Bainum, Jr., along with other Bainum family members, owns a controlling interest in Sunburst. Total revenue paid by Sunburst to the Company for franchising, royalty, marketing and reservation fees for 2010 was approximately $4.4 million. The franchise agreements require the payment of certain fees and charges, including the following: (a) a royalty fee of between 2.51% and 5.0% of monthly gross room revenues; (b) a marketing fee of between 0.7% and 2.1% of monthly gross room revenues plus $0.28 per day multiplied by the specified room count; and (c) a reservation fee of 0.88% to 1.75% of monthly gross room revenues. The marketing fee and the reservation fee are subject to reasonable increases during the term of the franchise if the Company raises such fees uniformly among all its franchisees, generally.

In connection with Sunburst’s recapitalization in 2000, Choice and Sunburst entered into an Omnibus Amendment of the franchise agreements. The Omnibus Amendment provides that (i) Sunburst shall pay an application fee of $20,000 on all future franchise agreements, and (ii) no royalties, marketing or reservation fees shall be payable for a period of two years for the next ten franchise agreements entered into after December 28, 1998, (iii) Sunburst is not required to pay liquidated damages upon the termination of any franchise agreements unless the related hotel owned by Sunburst that carried a Choice Hotels brand is not sold by Sunburst within three years from the date such hotel was reflagged with a different non-Choice Hotels brand, in which case liquidated damages will be paid with respect to any such hotel; not to exceed a maximum of $100,000, (iv) if Sunburst sells any property that is the subject of an existing Franchise Agreement with Choice Hotels, if that property is not past due on any fees and (a) is not failing a quality assurance review, Choice Hotels will enter into a new Franchise Agreement on customary market terms with the buyer (without addendum or property improvement plan), or (b) is failing a quality assurance review, Choice Hotels will enter into a Franchise Agreement on customary market terms with a property improvement plan containing only those items necessary to pass such quality assurance review.

The Company entered into an Amended and Restated Employment Agreement with its Chairman of the Board, Stewart Bainum, Jr., in 2008. Pursuant to which, Mr. Bainum is paid an annual salary of $200,000, may participate in the Choice 401(k) and non-qualified deferred compensation plans and is furnished with suitable office space and secretarial assistance, with access to telephone, computer, fax and other reasonable and necessary office services.

In October 2007, the Company entered into a lease for certain office space in Chevy Chase, Maryland, for the purpose of providing office space to Stewart Bainum, Sr., a principal shareholder of the Company. The terms of the lease require the Company to make rent payments totaling approximately $360,250 during the initial five-year term. The Company currently provides use of the entire leased space to Stewart Bainum, Sr. free of charge and reimburses him for the taxes incurred related to the personal use of the office space, which reimbursements are approximately $40,000 per year.

The Company subleases space in its Silver Spring, Maryland headquarters complex for use by the Commonweal Foundation (“Commonweal”), a non-profit organization that supports educational programs and projects assisting disadvantaged youth. Barbara Bainum, the sister of Stewart Bainum, Jr., is the Chairman of the Board of Commonweal and other Bainum family members, including Scott A. Renschler and Stewart Bainum, Sr., the father of our Chairman, are members of the Board of Directors of Commonweal. Ms. Bainum served on the Company’s Board of Directors from 1996 until 2004. Beginning in August 2004, the Company has donated a portion of the value of the subleased space to Commonweal. The Company is able to claim a deduction for the value of that portion of the subleased space, based on the Company’s costs under the master lease. Mr. Bainum pays the remaining portion of rent for the space used by Commonweal. During 2010, the Company received rent payments of $8,000 from Mr. Bainum. The rental payments under the sublease are a pass through of the Company’s costs under the master lease. As such, the Company believes the sublease is on terms at least as favorable as if obtained from non-related parties. Beginning in April of 2010 and continuing through March 2013 (which is the expiration date of the Company’s master lease), the Company began donating the entire space utilized by Commonweal, at which point Mr. Bainum stopped making payments to Choice with respect to Commonweal’s use of the subleased office space. From April through December of 2010, the aggregate value of the space donated to Commonweal is $65,000. The Company expects to be able to claim a deduction for the value of the entirety of the subleased space, based on the Company’s costs under its master lease.

The Company maintains an Aircraft Lease Agreement with LP_C, LLC (“LPC”), which is owned by Stewart Bainum, Stewart Bainum, Jr., Barbara Bainum and Roberta Bainum. The agreement permits the Company to lease from time to time the aircraft owned by LPC. During 2010, the Company incurred a total of $0.7 million for aircraft usage pursuant to the agreement. The Company believes the terms of the aircraft lease are more favorable to the Company than those that could be obtained from non-related parties.

In December 2008, the Company’s Board of Directors approved an arrangement with Realty to permit Realty to utilize the services of one particular Choice employee from Choice’s Corporate Business & Strategy group. The approved transaction was memorialized in a Consulting Agreement dated March 1, 2009. Per the terms of the consulting agreement, Realty and its affiliates are permitted to utilize up to 50% of the designated employee’s overall working time, and in return is required to reimburse Choice for 50% of the Company’s overall cost associated with the individual’s employment (including base salary, bonus compensation and benefits). During 2010, Realty made $147,000 in reimbursement payments to Choice pursuant to the consulting agreement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s reporting officers and directors, and persons who own more than ten percent of the Company’s Common Stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the “Commission”), the NYSE and the Company. Based solely on the Company’s review of the forms filed with the Commission and written representations from reporting persons that they were not required to file Form 5 for certain specified years, the Company believes that all of its reporting officers, directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them during the year ended December 31, 2010, except that the following reports were filed untimely due to administrative oversight: a Form 4 for Scott Oaksmith reporting one transaction; a Form 4 for Patrick Pacious reporting one transaction; and a Form 4 for Patrick Cimerola reporting one transaction.

AUDIT COMMITTEE REPORT

Upon the recommendation of the Audit Committee and in compliance with the regulations of the NYSE, the Board of Directors has adopted an Audit Committee Charter setting forth the requirements for the composition of the Audit Committee, the qualifications of its members, the frequency of meetings, and the responsibilities of the Audit Committee. A copy of the Audit Committee charter is available at the investor relations section of the Company’s website at www.choicehotels.com. The Audit Committee consists of Mr. Schwieters as Chairman, Mr. Shames, Mr. Sullivan and Mr. Jews. The Audit Committee is composed of four independent directors within the meaning of the NYSE’s rules.

Report of Audit Committee

The Audit Committee is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. The Audit Committee possesses sole authority to engage and discharge independent registered public accounting firms and to approve all significant non-audit engagements with such firms. Further responsibilities of the Audit Committee include review of SEC filings and financial statements and ultimate supervision of the Company’s internal auditing function.

Management is responsible for the Company’s system of internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and management’s assessment of internal controls pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 in accordance with Public Company Accounting Oversight Board (“PCAOB”) standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee those processes.

In this context, the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm, PricewaterhouseCoopers LLP, the Company’s audited financial statements as of and for the year ended December 31, 2010. Management represented that the consolidated financial statements were prepared in accordance with Generally Accepted Accounting Principles (GAAP). The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards (SAS) No. 90, Audit Committee Communications, SAS No. 89, Audit Adjustments and SAS No. 61, Communications with Audit Committees, as adopted by the PCAOB in Rule 3200T. All of these statements were issued by the American Institute of Certified Public Accountants.

In addition, the Audit Committee has discussed with PricewaterhouseCoopers LLP their independence from the Company and its management, including matters in the written disclosure and letter required by applicable requirements of the PCAOB and the provision of non-audit services by the independent registered public accounting firm. A disclosure summarizing the fees paid to PricewaterhouseCoopers LLP in 2010 for audit and non-audit services appears below under the heading “Principal Auditor Fees and Services.” All of the services provided by PricewaterhouseCoopers LLP were pre-approved by the Audit Committee in accordance with its policies and procedures. The Audit Committee received a description of the services and approved them after determining that they would not affect the auditor’s independence.

The Audit Committee discussed with the Company’s internal auditors and the independent registered public accounting firm the overall scopes and plans for their respective audits. The Audit Committee met with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

Based on the Audit Committee’s discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

John T. Schwieters, Chairman

Ervin R. Shames

David C. Sullivan

William Jews

PROPOSAL 4—RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2011. During fiscal year 2010, PricewaterhouseCoopers LLP served as the Company’s independent registered public accounting firm and also provided certain tax and other audit related services. See “Principal Auditor Fees and Services” below.

As a matter of good corporate governance, the appointment of PricewaterhouseCoopers LLP is being presented to the shareholders for ratification. If the appointment is not ratified, the Board will consider whether it should select a different independent registered public accounting firm.

The Company expects that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so, and it is expected that they will be available to respond to appropriate questions.

Principal Auditor Fees and Services

During fiscal years 2010 and 2009, the Audit Committee pre-approved all audit and non-audit services provided by our independent registered public accounting firm. The following table presents fees for audit services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements relating to fiscal years 2010 and 2009, and fees incurred for other services rendered by PricewaterhouseCoopers LLP relating to those periods.

Fees	Fiscal Year Ended December 31, 2010	Fiscal Year Ended December 31, 2009
Audit Fees	$866,389	$825,313
Audit Related Fees(1)	$216,237	$105,100
Tax Fees(2)	$119,208	$37,823
All Other Fees(3)	$4,071	$1,500

Total	$1,205,905	$969,736

(1)	Audit Related Fees primarily include employee benefit plan audits, Franchise Disclosure Document consents, review of the Company’s proxy statement, audits of the Company’s marketing and reservations activities and other miscellaneous assurance services. For 2010, Audit Related Fees also included an audit in connection with the Company’s registration and sale of debt securities.
(2)	Tax Fees primarily related to review of certain Company income tax returns and certain state and international tax matters.
(3)	All Other Fees include renewal fees for the online Comperio accounting research software program provided by PricewaterhouseCoopers LLP.

Board Recommendation

The Board recommends a vote FOR the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

SHAREHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

A shareholder who intends to have a shareholder proposal included in the Company’s proxy statement for the 2012 Annual Meeting must submit such proposal so that it is received by the Company’s Corporate Secretary no later than December 2, 2011.

A shareholder who intends to present a proposal at the 2012 Annual Meeting, but does not seek to have the proposal included in the Company’s proxy statement for the 2012 Annual Meeting, must deliver notice to the Company no later than March 6, 2012, but not prior to February 5, 2012.

A shareholder who intends to nominate one or more persons for election to the Board of Directors at the 2012 Annual Meeting must deliver notice to the Company no later than March 6, 2012, but not prior to February 5, 2012. Such notice must set forth (a) the name and address of the shareholder who intends to make the nomination and the name, age, business address, residence address and principal occupation of the person or persons to be nominated, (b) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming, such person or persons) relating to the nomination or nominations, (d) the class and number of shares of the Company which are beneficially owned by such shareholder and the person to be nominated as of the date of such shareholder’s notice and by any other shareholder known by such shareholder to be supporting such nominees as of the date of such shareholder’s notice, (e) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, and (f) the consent of each nominee to serve as a director of the Company if so elected.

SHAREHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

In accordance with notices that we sent to certain shareholders, we are sending only one copy of our annual report on Form 10-K and proxy statement to shareholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

If you received a householded mailing this year and you would like to have additional copies of our annual report on Form 10-K and/or proxy statement mailed to you, or you would like to opt out of this practice for future mailings, please submit your request to our Corporate Secretary by mail to Corporate Secretary, Choice Hotels International, Inc., 10750 Columbia Pike, Silver Spring, Maryland 20901 or call our Investor Relations department at (301) 592-5026. We will promptly send additional copies of the annual report on Form 10-K and/or proxy statement upon receipt of such request. You may also contact us at the same mailing address and phone number provided above if you received multiple copies of the Annual Meeting materials and would prefer to receive a single copy in the future.

SOLICITATION OF PROXIES

The Company will bear the cost of the solicitation. In addition to solicitation by mail, the Company will request banks, brokers and other custodian nominees and fiduciaries to supply proxy material to the beneficial owners of Company Common Stock of whom they have knowledge, and will reimburse them for their expenses in so doing; certain directors, officers and other employees of the Company, not specially employed for the purpose, may solicit proxies, without additional remuneration therefore by personal interview, mail, telephone or telegraph.

OTHER MATTERS TO COME BEFORE THE MEETING

The Board of Directors does not know of any matters which will be brought before the 2011 Annual Meeting other than those specifically set forth in the notice of meeting. If any other matters are properly introduced at the meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the individuals named on the enclosed proxy card will have discretion to vote in accordance with their best judgment, unless otherwise restricted by law.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

01A2ID

1 U PX +

_ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. _

Annual Meeting Proxy Card

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

+

For Against Abstain

IMPORTANT ANNUAL MEETING INFORMATION

4. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Signatures should correspond exactly with the name or names appearing above. Attorneys, trustees, Executors, administrators, guardians and others signing in a representative capacity should designate their full titles. If the signer is a corporation, please sign the full corporate name by a duly authorized officer.

For Withhold For Withhold For Withhold

A Proposals — The Board of Directors unanimously recommends that shareholders vote FOR Proposals One, Two and Four, and

1 YEAR on Proposal Three.

01—Stewart Bainum, Jr. 02—Ervin R. Shames 03—Gordon A. Smith

1. Election of three Class II Directors:

1 Yr 2 Yrs 3 Yrs Abstain

3. Advisory vote on the frequency of future advisory

votes on executive compensation.

2. Advisory vote on executive compensation.

1 1 0 2 7 9 2

_ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. _

10750 Columbia Pike, Silver Spring, Maryland 20901

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 5, 2011

The undersigned hereby appoints STEPHEN P. JOYCE and ERVIN R. SHAMES, and each of them, the true and lawful attorneys and proxies, with full power of substitution, to attend the Annual Meeting of Shareholders of Choice Hotels International, Inc. (the “Company”) to be held on May 5, 2011 at 9:00 a.m. at the Company’s offices, 10720 Columbia Pike, Silver Spring, Maryland and at any adjournment thereof, and to vote all shares of common stock held of record which the undersigned could vote, with all the powers the undersigned would possess if personally present at such meeting, as designated on the reverse side.

All shares of Company common stock that are represented at the Annual Meeting by properly executed proxies received prior to or at the Annual

Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated herein. If no instructions are indicated

for Proposals One, Two, Three or Four, such proxies will be voted in accordance with the Board of Directors’ recommendation as set forth herein with respect to such proposal(s).

(Items to be voted appear on reverse side.)

Proxy — CHOICE HOTELS INTERNATIONAL, INC.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

01A2HD

1 U PX +

Annual Meeting Proxy Card

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

+

For Against Abstain

For Withhold For Withhold For Withhold

IMPORTANT ANNUAL MEETING INFORMATION

2. Advisory vote on executive compensation.

4. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

3. Advisory vote on the frequency of future advisory

votes on executive compensation.

A Proposals — The Board of Directors unanimously recommends that shareholders vote FOR Proposals One, Two and Four, and

1 YEAR on Proposal Three.

01—Stewart Bainum, Jr. 02—Ervin R. Shames 03—Gordon A. Smith

1. Election of three Class II Directors:

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Signatures should correspond exactly with the name or names appearing above. Attorneys, trustees, Executors, administrators, guardians and others signing in a representative capacity should designate their full titles. If the signer is a corporation, please sign the full corporate name by a duly authorized officer.

B Non-Voting Items Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.

Change of Address — Please print new address below.

1 Yr 2 Yrs 3 Yrs Abstain 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY)

ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

ENDORSEMENT_LINE            SACKPACK              1234 5678 9012 345 1 1 0 2 7 9 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE

140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMMMM

C 1234567890 J N T C123456789

_IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE._

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by

1:00 a.m., Eastern Time, on May 5, 2011.

Vote by Internet

• Log on to the Internet and go to

www.envisionreports.com/chh

• Follow the steps outlined on the secured website.

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA,

US territories & Canada any time on a touch tone

telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.

CHOICE HOTELS INTERNATIONAL, INC.

ANNUAL MEETING, MAY 5, 2011 AT 9:00 A.M.

DIRECTIONS TO CHOICE HOTELS INTERNATIONAL

10720 Columbia Pike

Silver Spring, MD 20901

From Washington, DC—16th Street north to Route 29 (Colesville Road). Pass over the Beltway (I-495), at which point Colesville Road becomes

Columbia Pike. Choice Hotels Headquarters is on the left side approximately 2 miles past the Beltway.

From National Airport—Take George Washington Parkway approximately 8 miles to the Beltway I-495 North. Go north and follow the Beltway as it curves east to Exit 30—North Colesville Road. Go approximately 2 1/2 miles to Choice Hotels Headquarters on your left side.

From Dulles Airport—Use Dulles Free Access (stay off toll road). Go east approximately 18 miles to I-495 North Beltway. Go north and follow the

Beltway as it curves east to Exit 30—North Colesville Road. Go approximately 2 1/2 miles to Choice Hotels Headquarters on your left hand side.

From BWI Airport—Take 195 West for 4 miles. Then take I-95 South for 14 miles to Highway 198 West toward Burtonsville. Go west 3 miles to

Route 29—Colesville Road. Turn left on Route 29 South and go approximately 7 miles to Choice Hotels Headquarters on the right side.

From Baltimore, MD—Take I-95 South to Highway 198 West toward Burtonsville. Go west 3 miles to Route 29—Colesville Road. Turn left on

Route 29 South and go approximately 7 miles to Choice Hotels Headquarters on the right side.

10750 Columbia Pike, Silver Spring, Maryland 20901

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 5, 2011

The undersigned hereby appoints STEPHEN P. JOYCE and ERVIN R. SHAMES, and each of them, the true and lawful attorneys and proxies, with full power of substitution, to attend the Annual Meeting of Shareholders of Choice Hotels International, Inc. (the “Company”) to be held on May 5, 2011 at 9:00 a.m. at the Company’s offices, 10720 Columbia Pike, Silver Spring, Maryland and at any adjournment thereof, and to vote all shares of common stock held of record which the undersigned could vote, with all the powers the undersigned would possess if personally present at such meeting, as designated on the reverse side.

All shares of Company common stock that are represented at the Annual Meeting by properly executed proxies received prior to or at the Annual

Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated herein. If no instructions are indicated

for Proposals One, Two, Three or Four, such proxies will be voted in accordance with the Board of Directors’ recommendation as set forth herein with respect to such proposal(s).

(Items to be voted appear on reverse side.)

Proxy — CHOICE HOTELS INTERNATIONAL, INC.

_IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE._